As Filed with the Securities and Exchange Commission on April 11, 2005
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RITE AID CORPORATION

*And the Subsidiary Guarantors listed below
(Exact name of registrant as specified in its charter)

Delaware	5912	26-1614034
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

30 Hunter Lane
Camp Hill, Pennsylvania 17011
(717) 761-2633

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert B. Sari, Esq.
Senior Vice President, General Counsel and Secretary
Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
(717) 761-2633
(717) 760-7867 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
(212) 735-3000
(212) 735-2000 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
7½% Senior Secured Notes Due 2015	$200,000,000	100%	$200,000,000	$23,540
Guarantees related to the 7½% Senior Secured Notes Due 2015	N/A	N/A	N/A	N/A (2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)	No separate consideration is received for the guarantee and, therefore, no additional fee is required.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification Number
Ann & Government Streets–Mobile, Alabama, LLC	Delaware	5912	N/A
Apex Drug Stores, Inc.	Michigan	5912	38-2413448
Broadview and Wallings–Broadview Heights Ohio, Inc.	Ohio	5912	25-1814215
Central Avenue & Main Street Petal-MS, LLC	Delaware	5912	N/A
Eagle Managed Care Corp.	Delaware	9995	25-1724201
Eighth and Water Streets– Urichsville, Ohio, LLC	Delaware	5912	N/A
England Street–Asheland Corporation	Virginia	5912	80-0052343
Fairground, L.L.C.	Virginia	5912	54-1849788
GDF, Inc.	Maryland	9995	34-1343867
Gettysburg and Hoover–Dayton, Ohio, LLC	Ohio	5912	N/A
Harco, Inc.	Alabama	5912	63-0522700
K&B, Incorporated	Delaware	6749	51-0346254
K&B Alabama Corporation	Alabama	5912	72-1011085
K&B Louisiana Corporation	Louisiana	5912	72-1043860
K&B Mississippi Corporation	Mississippi	5912	72-0983482
K&B Services, Incorporated	Louisiana	5912	72-1245171
K&B Tennessee Corporation	Tennessee	5912	62-1444359
K&B Texas Corporation	Texas	5912	72-1010327
Keystone Centers, Inc.	Pennsylvania	5912	23-1730114
Lakehurst and Broadway Corporation	New Jersey	5912	23-2937947
Mayfield & Chillicothe Roads–Chesterland, LLC	Ohio	5912	N/A
Munson & Andrews, LLC	Delaware	5912	N/A
Name Rite, L.L.C.	Delaware	6749	N/A
Northline & Dix–Toledo–Southgate, LLC	Michigan	5912	N/A
PDS-1 Michigan, Inc.	Michigan	5912	38-2935739
Patton Drive and Navy Boulevard Property Corporation	Florida	5912	23-2870495
Paw Paw Lake Road & Paw Paw Avenue–Coloma, Michigan, LLC	Delaware	5912	N/A
Perry Distributors, Inc.	Michigan	4225	38-1718545
Perry Drug Stores, Inc.	Michigan	5912	38-0947300
RDS Detroit, Inc.	Michigan	5912	35-1799950
Ram–Utica, Inc.	Michigan	9995	80-0052329
Read's Inc.	Maryland	6719	80-0052330
Rite Aid Drug Palace, Inc.	Delaware	5912	23-2325476
Rite Aid Hdqtrs. Corp.	Delaware	AUX1	23-2308342
Rite Aid Hdqtrs. Funding, Inc.	Delaware	6719	73-3167335
Rite Aid of Alabama, Inc.	Alabama	5912	23-2410761
Rite Aid of Connecticut, Inc.	Connecticut	5912	23-1940645
Rite Aid of Delaware, Inc.	Delaware	5912	23-1940646
Rite Aid of Florida, Inc.	Florida	5912	23-2047226
Rite Aid of Georgia, Inc.	Georgia	5912	23-2125551
Rite Aid of Illinois, Inc.	Illinois	5912	23-2416666
Rite Aid of Indiana, Inc.	Indiana	5912	23-2048778
Rite Aid of Kentucky, Inc.	Kentucky	5912	23-2039291

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S Employer Identification Number
Rite Aid of Maine, Inc.	Maine	5912	01-0324725
Rite Aid of Maryland, Inc.	Maryland	5912	23-1940941
Rite Aid of Massachusetts, Inc.	Massachusetts	5912	23-1940647
Rite Aid of Michigan, Inc.	Michigan	5912	N/A
Rite Aid of New Hampshire, Inc.	New Hampshire	5912	23-2008320
Rite Aid of New Jersey, Inc.	New Jersey	5912	23-1940648
Rite Aid of New York, Inc.	New York	5912	23-1940649
Rite Aid of North Carolina, Inc.	North Carolina	5912	23-1940650
Rite Aid of Ohio, Inc.	Ohio	5912	23-1940651
Rite Aid of Pennsylvania, Inc.	Pennsylvania	5912	23-1940652
Rite Aid of South Carolina, Inc.	South Carolina	5912	23-2047222
Rite Aid of Tennessee, Inc.	Tennessee	5912	23-2047224
Rite Aid of Vermont, Inc.	Vermont	5912	23-1940942
Rite Aid of Virginia, Inc.	Virginia	5912	23-1940653
Rite Aid of Washington, D.C., Inc.	Washington DC	5912	23-2461466
Rite Aid of West Virginia, Inc.	West Virginia	5912	23-1940654
Rite Aid Realty Corp.	Delaware	6719	23-1725347
Rite Aid Rome Distribution Center, Inc.	New York	4225	23-1887836
Rite Aid Services, L.L.C.	Delaware	7363	02-0655440
Rite Aid Transport, Inc.	Delaware	4210	25-1793102
Rite Fund, Inc.	Delaware	6749	51-0273194
Rite Investments Corp.	Delaware	6749	51-0273192
Rx Choice, Inc.	Delaware	7359	25-1598207
Seven Mile and Evergreen–Detroit, LLC	Michigan	5912	N/A
Silver Springs Road–Baltimore, Maryland/One, LLC	Delaware	5912	N/A
Silver Springs Road–Baltimore, Maryland/Two, LLC	Delaware	5912	N/A
State & Fortification Streets–Jackson, Mississippi, LLC	Delaware	5912	N/A
State Street and Hill Road–Gerard, Ohio, LLC	Delaware	5912	N/A
The Lane Drug Company	Ohio	5912	53-0125212
The Muir Company	Ohio	5912	38-0857390
Thrifty Corporation	California	5912	95-1297550
Thrifty PayLess, Inc.	California	5912	95-4391249
Tyler and Sanders Roads, Birmingham–Alabama, LLC	Delaware	5912	N/A
Virginia Corporation	Delaware	6749	51-0335659
112 Burleigh Avenue Norfolk, LLC	Virginia	5912	N/A
537 Elm Street Corp.	Rhode Island	5912	23-2962033
657–659 Broad St. Corp.	New Jersey	5912	80-0052338
764 South Broadway–Geneva, Ohio, LLC	Ohio	5912	23-1974076
1515 West State Street Boise, Idaho, LLC	Delaware	5912	N/A
1740 Associates, L.L.C.	Michigan	5912	N/A
3581 Carter Hill Road–Montgomery Corp.	Alabama	5912	80-0052336
4042 Warrensville Center Road–Warrensville Ohio, Inc.	Ohio	5912	25-1820507
5277 Associates, Inc.	Washington	5912	23-2940919
5600 Superior Properties, Inc.	Ohio	5912	80-0052337

*	Addresses and telephone numbers of principal executive offices are the same as those of Rite Aid Corporation.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 11, 2005

PROSPECTUS

RITE AID CORPORATION

Offer to exchange $200 million aggregate principal amount of 7½% Senior Secured Notes due 2015 (which we refer to as the Restricted Bonds) for $200 million aggregate principal amount of 7½% Senior Secured Notes due 2015 (which we refer to as the Exchange Bonds) which have been registered under the Securities Act of 1933, as amended, and fully and unconditionally guaranteed by the subsidiary guarantors listed on the second page of this prospectus.

The exchange offer will expire at 5:00 p.m., New York City time, on                  , 2005, unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange Exchange Bonds for all outstanding Restricted Bonds that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of Restricted Bonds at any time prior to the expiration or termination of the exchange offer.

•	The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.

•	The exchange of Restricted Bonds for Exchange Bonds will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption "Material United States Federal Income Tax Considerations" for more information

•	We will not receive any proceeds from the exchange offer.

•	We issued the Restricted Bonds in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Bonds.

Each broker-dealer that receives Exchange Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Restricted Bonds where such Restricted Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

There is no established trading market for the Exchange Bonds, although the Restricted Bonds currently trade on the Portal Market.

See "Risk Factors" beginning on page 14 for a discussion of risks you should consider prior to tendering your outstanding Restricted Bonds for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2005.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Investor Relations

Oral requests should be made by telephoning (717) 761-2633.

In order to obtain timely delivery, you must request the information no later than                 , 2005, which is five business days before the expiration date of the exchange offer.

i

Subsidiary Guarantors

Ann & Government Streets–Mobile, Alabama, LLC
Apex Drug Stores, Inc.
Broadview and Wallings–Broadview Heights Ohio, Inc.
Central Avenue & Main Street Petal-MS, LLC
Eagle Managed Care Corp.
Eighth and Water Streets–Urichsville, Ohio, LLC
England Street–Asheland Corporation
Fairground, L.L.C.
GDF, Inc.
Gettysburg and Hoover–Dayton, Ohio, LLC
Harco, Inc.
K&B, Incorporated
K&B Alabama Corporation
K&B Louisiana Corporation
K&B Mississippi Corporation
K&B Services, Incorporated
K&B Tennessee Corporation
K&B Texas Corporation
Keystone Centers, Inc.
Lakehurst and Broadway Corporation
Mayfield & Chillicothe Roads–Chesterland, LLC
Munson & Andrews, LLC
Name Rite, L.L.C.
Northline & Dix–Toledo–Southgate, LLC
PDS-1 Michigan, Inc.
Patton Drive and Navy Boulevard Property Corporation
Paw Paw Lake Road & Paw Paw Avenue–Coloma, Michigan, LLC
Perry Distributors, Inc.
Perry Drug Stores, Inc.
RDS Detroit, Inc.
Ram–Utica, Inc.
READ's Inc.
Rite Aid Drug Palace, Inc.
Rite Aid Hdqtrs. Corp.
Rite Aid Hdqtrs. Funding, Inc.
Rite Aid of Alabama, Inc.
Rite Aid of Connecticut, Inc.
Rite Aid of Delaware, Inc.
Rite Aid of Florida, Inc.
Rite Aid of Georgia, Inc.
Rite Aid of Illinois, Inc.
Rite Aid of Indiana, Inc.
Rite Aid of Kentucky, Inc.
Rite Aid of Maine, Inc.
Rite Aid of Maryland, Inc.
Rite Aid of Massachusetts, Inc.
Rite Aid of Michigan, Inc.
Rite Aid of New Hampshire, Inc.
Rite Aid of New Jersey, Inc.
Rite Aid of New York, Inc.
Rite Aid of North Carolina, Inc.
Rite Aid of Ohio, Inc.
Rite Aid of Pennsylvania, Inc.

ii

Rite Aid of South Carolina, Inc.
Rite Aid of Tennessee, Inc.
Rite Aid of Vermont, Inc.
Rite Aid of Virginia, Inc.
Rite Aid of Washington, D.C., Inc.
Rite Aid of West Virginia, Inc.
Rite Aid Realty Corp.
Rite Aid Rome Distribution Center, Inc.
Rite Aid Services, L.L.C.
Rite Aid Transport, Inc.
Rite Fund, Inc.
Rite Investments Corp.
Rx Choice, Inc.
Seven Mile and Evergreen–Detroit, LLC
Silver Springs Road–Baltimore, Maryland/One, LLC
Silver Springs Road–Baltimore, Maryland/Two, LLC
State & Fortification Streets–Jackson, Mississippi, LLC
State Street and Hill Road–Gerard, Ohio, LLC
The Lane Drug Company
The Muir Company
Thrifty Corporation
Thrifty PayLess, Inc.
Tyler and Sanders Roads, Birmingham–Alabama, LLC
Virginia Corporation
112 Burleigh Avenue Norfolk, LLC
537 Elm Street Corp.
657–659 Broad St. Corp.
764 South Broadway–Geneva, Ohio, LLC
1515 West State Street Boise, Idaho, LLC
1740 Associates, L.L.C.
3581 Carter Hill Road–Montgomery Corp.
4042 Warrensville Center Road–Warrensville Ohio, Inc.
5277 Associates, Inc.
5600 Superior Properties, Inc.

iii

SUMMARY

The following information summarizes the detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. We encourage you to read this entire prospectus carefully. Unless otherwise indicated or the context otherwise requires, dates in this prospectus that refer to a particular fiscal year (e.g., fiscal 2004) refer to the fiscal year ended on the Saturday closest to February 29 or March 1 of that year. The fiscal years ended February 28, 2004, March 1, 2003, March 2, 2002 and February 26, 2000 included 52 weeks. The fiscal year ended March 3, 2001 included 53 weeks.

Rite Aid Corporation

Our Business

We are the third largest retail drugstore chain in the United States based on revenues and number of stores. As of November 27, 2004, we operated 3,363 drugstores in 28 states across the country and in the District of Columbia. During fiscal 2004 and the thirty-nine week period ended November 27, 2004, we generated $16.6 billion and $12.5 billion in revenues, respectively. We believe we have the first or second market position in approximately 56% of the 151 major U.S. metropolitan markets in which we operate.

In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2004, our pharmacists filled more than 200 million prescriptions, which accounted for approximately 63.6% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy and the discovery of new and better drug therapies. We offer approximately 24,000 front-end products, including over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing, which accounted for the remaining 36.4% of our total sales in fiscal 2004. We distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with General Nutrition Companies, Inc., a leading retailer of vitamin and mineral supplements. We offer approximately 2,100 front-end products under the Rite Aid private brand, which contributed approximately 11.4% of our front-end sales in the categories where private brands were offered in fiscal 2004.

Our Business Strategy

Our strategy is to continue to focus on improving the productivity of our existing store base. We believe that improving the sales of our existing stores is important to achieving profitability and improving cash flow. To achieve this objective, we are implementing the following strategies:

Grow Our Pharmacy Sales and Attract More Customers.    We recently completed the implementation of our next generation pharmacy system in all of our stores and have implemented e-prescription applications in all of our stores, which will further enable our pharmacists to work directly with customers and doctors and adjudicate and fill prescriptions in a more efficient manner. We also drive pharmacy sales growth via our automatic refill program, prescription file buys, in-store immunization programs, fully integrated diabetes program, a specialty pharmacy program, a workers compensation program and several initiatives aimed at managed care providers and doctors. We believe these activities and our focus on generic prescription drugs and direct marketing efforts will attract new customers to our stores and increase profitability. We also continue to develop and implement programs designed to improve customer satisfaction. We believe that by executing our "With us, it's personal" program that is aimed at delivering more personalized service along with faster prescription delivery to our customers, our growth will continue. Although we are already an industry leader in dispensing generic drugs, which generally have a higher gross margin compared to branded drugs, we continue to take additional steps to further improve our generic efficiency, including adding functionality to our proprietary pharmacy information system to aid our pharmacists in dispensing generic prescriptions whenever possible. We are working to increase customer loyalty by establishing a strong community presence through health expositions and not-for-profit activities, focusing on the attraction and retention of managed care customers, partnering with several Medicare endorsed card programs to provide discounts to senior citizens and participating in almost all Medicare endorsed prescription cards for senior citizens.

We have resumed our new store relocation and store remodeling program. We intend for the program to start out slowly and believe it will not have a significant impact on operating results or the profile of our store base. Our goal is to open or relocate between 25 and 30 stores by the end of fiscal 2005 and an additional 80 to 85 stores by the end of fiscal 2006, of which we expect that approximately 50% will be relocated stores and the remaining 50% will be new stores. The program is focused on our strongest existing markets and also includes a significant number of remodels. An integral part of the program is the development of a new prototype store and two pilot stores that we have recently constructed and opened. One of the pilot stores is a new 14,500 square foot prototype that is about 30% larger than our current prototype. The other pilot store utilizes the features of the new design to remodel a smaller store. We believe that this program over the longer term, along with the execution of the near term strategy of improving store productivity, will continue to increase our pharmacy sales.

Grow Front-End Sales.    We intend to grow front-end sales through continued emphasis on core drugstore categories, a focus on seasonal and cross-merchandising, offering a wider selection of products and services to our customers and effective promotions in our weekly advertising circulars. Our focus for expanding our products and services includes a continued strengthening of our collaborative relationship with our suppliers, an emphasis on our Rite Aid brand products, which provide better value for our customers and higher margins for us, offering ethnic products targeted to selected markets and utilizing digital technology in our one-hour photo development. We believe that the new store and store relocation program described above will also contribute to an increase in our front-end sales.

Contain Expenses.    We continue to execute our cost management programs. Our emphasis is on targeted expense areas that are subject to specific work plans for improvement that are continuously monitored. Some examples of targeted expense areas, include (i) workers compensation expense; (ii) utility expense and (iii) repair and maintenance expense. We plan to contain worker's compensation expense through improving workplace safety at our stores and distribution centers and actively managing open claims. We plan to contain utility expense through development and implementation of energy management procedures and systems and through analysis of energy data to facilitate lowest cost bidding for services. We plan to contain repair and maintenance expense by consolidating contracts where applicable, and consistently seeking out lowest cost bidders for preventive maintenance services.

Focus on Customers and Associates.    Our "With us, it's personal" commitment encourages associates to provide customers with a superior customer service experience. We obtain feedback on our customer service performance by utilizing an automated survey system that collects store specific information from customers shortly after the point of sale, frequent customer surveys by an independent third party, and mystery shoppers. We also have several programs in place that enhance customer satisfaction, examples of which are the maintenance of a customer support center that centrally receives and processes all customer calls and our "never out of stock" program. We continue to develop and implement associate training programs to improve customer satisfaction and educate our associates about the products we offer. We have implemented programs that create compensatory and other incentives for associates who provide customers with excellent service and who improve our corporate culture. We believe that these steps further enable and motivate our associates to deliver superior customer service.

Recent Developments

March sales announcement

On April 5, 2005, we announced unaudited sales results for March 2005.

For the four weeks ended March 26, 2005, same store sales rose 1.6% over the prior-year period. Pharmacy same store sales decreased 0.8%, while front-end same store sales were up 6.3%. March same store sales were positively affected by a shift to a March Easter this year from an April Easter last year (March 27 this year as compared to April 11 last year).

Total drugstore sales for the four-week period rose 1.2% to $1.301 billion compared to $1.286 billion for the same period last year. Prescription revenue accounted for 64.2% of drugstore sales, and third party prescription revenue represented 93.8% of pharmacy sales.

Fiscal 2005 earnings announcement

On April 7, 2005, we announced financial results for the fourth quarter and fiscal year ended February 26, 2005.

Fourth Quarter Results for Fiscal 2005

Revenues for the 13-week fourth quarter were $4.34 billion versus revenues of $4.40 billion in the prior year fourth quarter. Revenues decreased 1.3 percent.

Same store sales decreased 0.9 percent during the fourth quarter as compared to the year-ago like period, consisting of a 1.1 percent pharmacy same store sales decrease and a 0.5 percent decrease in front-end same store sales. Prescription sales accounted for 61.9 percent of total sales, and third party prescription sales represented 93.6 percent of pharmacy sales.

Net income for the fourth quarter increased to $228.6 million or $.35 per diluted share compared to last year's fourth quarter net income of $59.4 million or $.09 per diluted share. The improvement was due primarily to a $179.5 million or $.29 per diluted share income tax benefit from the reduction of a valuation allowance for deferred tax assets.

In the fourth quarter, we opened four new stores, relocated four stores, acquired two stores, closed 13 stores and remodeled 18 stores. Stores in operation at the end of the quarter totaled 3,356.

Year End Results for Fiscal 2005

For the 52-week fiscal year ended February 26, 2005, we had revenues of $16.8 billion as compared to revenues of $16.6 billion for the prior year. Revenues increased 1.3%.

Same store sales increased 1.6 percent, consisting of a 1.6 percent pharmacy same store sales increase and a 1.6 percent increase in front-end same store sales. Prescription sales accounted for 63.6 percent of total sales, and third party prescription sales were 93.5 percent of pharmacy sales.

Net income for the year was $302.5 million, or $.47 per diluted share, compared to net income of $83.4 million or $.11 per diluted share for last year. The improvement in results was due primarily to a $38.8 million positive impact from a LIFO credit, a $17.8 million decrease in depreciation and amortization expense, an $18.6 million reduction in interest expense, a $16.1 million reduction in loss on debt modifications and retirements and a $119.8 million increase in an income tax benefit primarily from the reduction of a valuation allowance for deferred tax assets. The tax benefit increased net income by $179.5 million or $.32 per diluted share.

During the year, we reduced debt by $580 million to $3.3 billion from $3.9 billion.

For the year, we opened seven new stores, relocated 13 stores, acquired five stores, closed 38 stores and remodeled 172 stores. Stores in operation at the end of the year totaled 3,356.

Election of New Director

On April 7, 2005, we announced that Philip G. Satre has been elected to our Board of Directors, effective as of April 6, 2005. Mr. Satre will initially not serve as a member of any committee of our Board of Directors. Mr. Satre's term will expire at our annual meeting in June 2005, at which time he will stand for election for a two year term.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

On January 11, 2005, we completed the private offering of $200.0 million aggregate principal amount of 7½% Senior Secured Notes due 2015, which we refer to as the "Restricted Bonds". As part of that offering, we entered into a registration rights agreement with the initial purchasers of those Restricted Bonds in which we agreed, among other things, to deliver a prospectus to you and to complete an exchange offer for the Restricted Bonds. Below is a summary of the exchange offer.

Restricted Bonds	$200.0 million principal amount of 7½% Senior Secured Notes due 2015.

Exchange Bonds	$200.0 million principal amount of 7½% Senior Secured Notes due 2015, the issuance of which has been registered under the Securities Act of 1933, as amended (the "Securities Act"). The form and terms of the Exchange Bonds are identical in all material respects to those of the Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.

Exchange Offer	We are offering to issue up to $200.0 million principal amount of Exchange Bonds, in exchange for a like principal amount of the Restricted Bonds, to satisfy our obligations under the registration rights agreement that we entered into when the Restricted Bonds were issued in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended in our sole and absolute discretion. By tendering your Restricted Bonds, you represent to us that:

•	you are not our "affiliate," as defined in Rule 405 under the Securities Act;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds;

•	you are acquiring the Exchange Bonds in your ordinary course of business; and

•	if you are a broker-dealer, you will receive the Exchange Bonds for your own account in exchange for Restricted Bonds that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Bonds you receive. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Withdrawal	You may withdraw any Restricted Bonds tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2005.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Restricted Bonds	Except as described in the section titled "The Exchange Offer—Procedures for Tendering Restricted Bonds," a tendering holder must, on or prior to the expiration date, transmit an agent's message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your Restricted Bonds into the exchange agent's account at The Depository Trust Company ("DTC") prior to the expiration or termination of the exchange offer.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Restricted Bonds are registered in the name of the broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Bonds in the exchange offer, you should promptly contact the person in whose name the Restricted Bonds are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent's account.

Material Federal Income Tax Considerations	The exchange of the Restricted Bonds for Exchange Bonds in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "Material United States Federal Income Tax Considerations" for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	BNY Midwest Trust Company is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Bonds issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Bonds in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Bonds; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Bonds:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See the discussion below under the caption "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds" for more information.

Broker-Dealer	Each broker or dealer that receives Exchange Bonds for its own account in exchange for Restricted Bonds that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Bonds issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Bonds.

Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Restricted Bonds which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of not less than 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.

Registration Rights Agreement	When we issued the Restricted Bonds in January 2005, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds. Under the terms of the registration rights agreement, we agreed to use our best efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the Restricted Bonds for the Exchange Bonds.

If the registration statement of which this prospectus is a part, is not declared effective within 180 days of the date that we sold the Restricted Bonds (July 10, 2005), if we do not complete the exchange offer within 210 days of the date that we sold the Restricted Bonds (August 9, 2005), or if we fail to meet certain other conditions described under "Description of the Exchange Bonds – Additional Interest", the interest rate borne by the Restricted Bonds will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the condition which gave rise to the additional interest is cured.

Under some circumstances set forth in the registration rights agreement, holders of Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Bonds received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Bonds by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Description of the Exchange Bonds—Registration Rights."

CONSEQUENCES OF NOT EXCHANGING RESTRICTED BONDS

If you do not exchange your Restricted Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the restrictions on transfer currently applicable to the Restricted Bonds. In general, you may offer or sell your Restricted Bonds only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Restricted Bonds under the Securities Act. Under some circumstances, however, holders of the Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Bonds received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Restricted Bonds by these holders. For more information regarding the consequences of not tendering your Restricted Bonds and our obligation to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds" and "Description of the Exchange Bonds—Registration Rights."

SUMMARY DESCRIPTION OF THE EXCHANGE BONDS

The summary below describes the principal terms of the Exchange Bonds. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Bonds" section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Bonds.

Issuer	Rite Aid Corporation, a Delaware corporation.

Exchange Bonds	$200.0 million aggregate principal amount of 7½% Senior Secured Notes due 2015 (which we refer to in this prospectus as the Exchange Bonds).

Maturity Date	January 15, 2015.

Interest	We will pay interest on the Exchange Bonds at the rate of 7½% per year, payable in cash, on January 15 and July 15 of each year, beginning on July 15, 2005. Interest will accrue from the issue date of the Restricted Bonds.

Subsidiary Guarantees	Our obligations under the Exchange Bonds will be fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by those of our subsidiaries that from time to time guarantee our obligations under our senior credit facility. Under certain circumstances, subsidiaries may be released from these guarantees without the consent of holders of the Exchange Bonds. The subsidiary guarantees will be subordinated to the subsidiary guarantees of our senior credit facility.

Security	The guarantees of the Exchange Bonds will be secured, subject to permitted liens, by shared second priority liens granted by our subsidiary guarantors on all of the assets that secure our obligations under the senior credit facility (other than cash or cash equivalents that may collateralize letter of credit obligations) which currently consist of substantially all of the inventory, accounts receivable (to the extent not included in our off balance sheet accounts receivable securitization program) and intellectual property of the subsidiary guarantors (which we collectively refer to in this prospectus as the collateral). Under certain circumstances, collateral may be released without the consent of the holders of the Exchange Bonds.

Ranking	The Exchange Bonds will be:

•	unsecured, unsubordinated obligations of Rite Aid Corporation; and

•	equal in ranking with all of our existing and future unsecured, unsubordinated debt. Currently, all of our debt is senior debt.

The subordinated guarantees by the subsidiary guarantors will be secured, subject to permitted liens, by second priority liens on the collateral that share equally with other second priority debt in the distribution of proceeds of the collateral, except in limited circumstances.

Our subsidiaries conduct substantially all our operations and have significant liabilities, including trade payables. If the subsidiary guarantees are invalid or unenforceable or the limitations under the guarantees are applied, the Exchange Bonds will be structurally subordinated to our substantial subsidiary liabilities and the liens on the collateral would be invalid or unenforceable.

As of November 27, 2004, after giving effect to our offering of the Restricted Bonds and the application of the net proceeds therefrom;

•	the total outstanding debt of us and the subsidiary guarantors (including current maturities and capital lease obligations, but excluding unused commitments, undrawn letters of credit and off balance sheet obligations under our accounts receivable securitization program) would have been approximately $3.2 billion;

•	none of our or any subsidiary guarantor's debt would have been subordinated to the Restricted Bonds or the subsidiary guarantees;

•	the total outstanding debt of us and the subsidiary guarantors that would be senior to the guarantees by the subsidiary guarantors and have the benefit of first priority liens on the collateral would have been approximately $560.0 million (not including $112.1 million outstanding letters of credit); and

•	the total outstanding debt of us and the subsidiary guarantors that would have the benefit of pari passu subordinated guarantees from the subsidiary guarantors and share pari passu, subject to permitted liens, second priority liens on the collateral would have been approximately $995.4 million (including the Restricted Bonds but excluding unamortized discount of $6.6 million).

Subject to permitted liens, the second priority liens will be shared equally and ratably with other second priority debt, including our 12.5% senior secured notes due 2006, our 8.125% senior secured notes due 2010 and our 9½% senior secured notes due 2011, that share equally with the Exchange Bonds in the distribution of the collateral, except in limited circumstances. Our senior credit facility is secured by a first priority lien on the collateral and those liens will be senior to the liens securing the Exchange Bonds. Pursuant to the indenture governing the Exchange

Bonds, the security agreements and a collateral trust and intercreditor agreement, additional debt secured by first priority liens and additional debt secured by second priority liens may be incurred without the consent of the holders of the Exchange Bonds.

Pursuant to the security agreements and a collateral trust and intercreditor agreement, the holders of the first priority liens will, at all times, control all rights and remedies with respect to the collateral while our senior credit facility is outstanding. The second priority liens will not entitle holders of the Exchange Bonds to take any action whatsoever with respect to the collateral at any time when the first priority liens are outstanding. The holders of the first priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first priority liens are paid in full.

The indenture for the Exchange Bonds provides that the holders of Exchange Bonds are deemed to have consented to various releases of collateral and subsidiary guarantees as well as various amendments to the second priority collateral documents that could be adverse to holders of Exchange Bonds.

See "Description of the Exchange Bonds" and "Description of Collateral and Intercreditor Arrangements."

Form and Denomination	The Exchange Bonds will be issued only in registered form. The Exchange Bonds will be issued in minimum denominations of $1,000. The Exchange Bonds will be represented by a single permanent global Exchange Bond in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (which we refer to in this prospectus as DTC). Beneficial interests in the global Exchange Bond will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Exchange Bonds in certificated form will not be issued in exchange for the global Exchange Bonds or interests therein.

Optional Redemption	Prior to January 15, 2010, we may redeem some or all of the Exchange Bonds by paying a "make-whole" premium based on U.S. Treasury rates. On or after January 15, 2010, we may redeem some or all of the Exchange Bonds at the redemption prices listed under the heading "Description of the Exchange Bonds—Optional Redemption," plus accrued and unpaid interest to the date of redemption.

In addition, at any time and from time to time, prior to January 15, 2008, we may redeem up to 35% of the original aggregate principal amounts of the Exchange Bonds and the Restricted Bonds with the net proceeds of one or more of our equity offerings at a redemption price of 107.500% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate amount of the Exchange Bonds remain issued and outstanding.

Repurchase at Option of Holders Upon a Change in Control	In the event of a change in control (as defined under the heading "Description of the Exchange Bonds—Definitions"), each holder of Exchange Bonds may require us to repurchase its Exchange Bonds in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of the Exchange Bonds —Repurchase at the Option of Holders Upon a Change of Control" and "Risk Factors—Risks Related to the Exchange Offer and Holding the Exchange Bonds—We may be unable to purchase the Exchange Bonds upon a change of control."

Certain Covenants	The indenture governing the Exchange Bonds will contain covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	purchase, redeem or retire capital stock or subordinated debt;

•	make asset sales;

•	enter into transactions with affiliates;

•	incur liens;

•	enter into sale-leaseback transactions;

•	provide subsidiary guarantees;

•	make investments; and

•	merge or consolidate with any other person.

Risk Factors

You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to participating in the exchange offer. In particular, we urge you to carefully consider the information set forth under "Risk Factors" beginning on page 14, for a discussion of risks and uncertainties relating to us, our subsidiaries, our business, the exchange offer and holding the Exchange Bonds.

***

Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the trading symbol "RAD." We were incorporated in 1968 and are a Delaware corporation.

RISK FACTORS

Participating in the exchange offer involves a number of risks. You should consider carefully the following information about these risks, together with the other information included and incorporated by reference in this prospectus before tendering your Restricted Bonds in the exchange offer. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related to our Financial Condition

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

We had, as of November 27, 2004, approximately $3.2 billion of outstanding indebtedness (after giving effect to our offering of the Restricted Bonds and the use of proceeds therefrom and including current maturities and capital lease obligations but not including unused commitments, undrawn letters of credit and off balance sheet obligations pursuant to our accounts receivable securitization program) and stockholders' equity of $83.6 million (after giving effect to the declaration and payment of a regularly scheduled dividend on our previously outstanding 8% Series D preferred stock in the amount of $8.9 million, which dividend was paid in additional shares of 8% Series D preferred stock in December 2004, to our issuance, in January 2005, of 2.5 million shares of 7% Series E Mandatory Convertible Preferred Stock, including the anticipated use of proceeds therefrom, and to our exchange of our remaining Series D preferred stock for Series F, G and H preferred stock). We also had additional borrowing capacity under our revolving credit facility of $738.9 million at that time, which is net of outstanding letters of credit of $112.1 million. Our debt obligations adversely affect our operations in a number of ways and, while we believe we have adequate sources of liquidity to meet our anticipated annual requirements for working capital, debt service and capital expenditures through fiscal year 2006, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt. Our earnings were insufficient to cover our fixed charges for fiscal 2004, by $2.6 million and by considerably higher amounts in prior fiscal years.

Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

•	limit our ability to obtain additional financing;

•	limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	require us to dedicate a substantial portion of our cash flow to service our debt.

Our ability to make payments on our debt depends upon our ability to substantially improve our operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital or other expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to earn enough to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Borrowings under our senior credit facility are based upon variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

Approximately $549.0 million of our outstanding indebtedness as of November 27, 2004 bears an interest rate that varies depending upon LIBOR. If we borrow additional amounts under our senior credit facility, the interest rate on those borrowings will vary depending upon LIBOR. If LIBOR rises, the interest rates on this outstanding debt will also increase. Therefore an increase in LIBOR would increase our interest payment obligations under these outstanding loans and have a negative effect on our cash flow and financial condition. We currently do not maintain any hedging contracts that would limit our exposure to variable rates of interest.

The covenants in our outstanding indebtedness, including the indenture governing the Exchange Bonds, impose restrictions that may limit our operating and financial flexibility.

The covenants in the instruments that govern our outstanding indebtedness restrict our ability to:

•	incur liens and debt;

•	pay dividends;

•	make redemptions and repurchases of capital stock;

•	make loans and investments

•	prepay, redeem or repurchase debt;

•	engage in mergers, consolidations, assets dispositions, sale-leaseback transactions and affiliate transactions;

•	change our business;

•	amend some of our debt and other material agreements;

•	issue and sell capital stock of subsidiaries;

•	restrict distributions from subsidiaries; and

•	grant negative pledges to other creditors.

In addition, if we have less than $300 million available under our revolving credit facility, we will be subject to certain financial covenant ratios. If we are unable to meet the terms of the financial covenant ratios or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us.

If we obtain modifications of our agreements or are required to obtain waivers of defaults, we may incur significant fees and transaction costs. In fiscal 2005, 2004, 2003, 2002 and 2001, we modified certain covenants contained in our then existing senior credit facility and loan agreements. In fiscal 2000, we obtained waivers of compliance contained in our then existing credit facilities and public indentures. In connection with obtaining these modifications and waivers, we paid significant fees and transaction costs.

Risks Related to our Operations

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if they are negatively affected by general economic conditions.

We have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores is important to achieving profitability and continuing to improve operating cash flow. If we are not successful in implementing our strategy, or if our strategy is not effective, we may not be able to continue to improve our operations. In addition, any adverse change in general economic conditions can adversely affect consumer buying practices and reduce our sales of front-end products, which are our higher margin products, and cause a proportionately greater decrease in our profitability. Failure to continue to improve operations or a decline in general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

Our new store development program requires entering into construction and development commitments and occasionally purchasing land that will not be utilized for several years which may limit our financial flexibility.

We will enter into significant construction and development commitments as part of our new store development program. Also, we will occasionally make capital expenditures to acquire land that may not be used for several years. Even if there are significant negative economic or competitive developments in our industry, financial condition or the regions where we have made these commitments, we are obligated to fulfill these commitments. Further, if we subsequently dispose of property that we acquire, we may receive less than our purchase price or the net book value of such property, which may result in financial loss.

We are dependent on our management team and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on the results of our operations, financial condition and cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

There are currently pending both civil and criminal investigations by the United States Attorney. In addition to any fines or damages that we might have to pay, any criminal conviction against us may result in the loss of licenses and contracts that are material to the conduct of our business, which would have a negative effect on our results of operations, financial condition and cash flows.

There are currently pending both civil and criminal governmental investigations by the United States Attorney concerning our financial reporting and other matters. Settlement discussions have begun with the United States Attorney for the Middle District of Pennsylvania, who has proposed that the government would not institute any criminal proceeding against us if we enter into a consent judgment providing for a civil penalty payable over a period of years. The amount of the civil penalty has not been agreed to and there can be no assurance that a settlement will be reached or that the amount of such penalty will not have a material adverse effect on our financial condition and results of operations. We recorded an accrual of $20.0 million in fiscal 2003 in connection with the resolution of these matters; however, we may incur charges materially in excess of that amount and we are unable to estimate the possible range of loss. We will continue to evaluate our estimate and to the extent that additional information arises or our strategy changes, we will adjust our accrual accordingly.

If we were convicted of any crime, certain licenses and government contracts, such as Medicaid plan reimbursement agreements, that are material to our operations may be revoked, which would have a material adverse effect on our results of operations and financial condition. In addition, substantial penalties, damages, or other monetary remedies assessed against us could also have a material adverse effect on our results of operations, financial condition and cash flows.

Given the size and nature of our business, we are subject from time to time to various lawsuits which, depending on their outcome, may have a negative impact on our results of operations, financial condition and cash flows.

We are substantially dependent on a single supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship would have a negative effect on our results of operations, financial condition and cash flow.

We obtain approximately 90% of our pharmaceutical products from a single supplier, McKesson Corp. ("McKesson"), pursuant to a contract that runs until March 2009. Pharmacy sales, which have been increasing as a percentage of our total sales, represented approximately 63.2%, 63.6% and 64.2% of our total sales during fiscal 2003, fiscal 2004 and the thirty-nine months period ended November 27, 2004, respectively, and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business until we found a replacement supplier. There can be no assurance that we would be able to find a replacement supplier on a timely basis, or that such supplier would be able to fulfill our demand on similar terms, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Related to our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores and mail order pharmacies. Our industry also faces growing competition from companies who import drugs directly from other countries, such as Canada. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue to compete effectively in our markets or increase our sales volume in response to further increased competition.

Another adverse trend for drugstore retailing has been the rapid growth in mail-order and internet based prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years and are predicted to continue to rise. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged, and, in some cases, required, by third party pharmacy benefit managers, employers and unions that administer benefits. As a result, some labor unions and employers are requiring, and others may encourage or require, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices lower than we are able to offer. For example, when we announced our third-quarter earnings, we disclosed that our sales continued to be negatively impacted by mandatory mail prescription programs, including the United Auto Workers' program. In addition to these forms of mail-order distribution, there has also been an increasing number of internet-based prescription distributors that specialize in offering certain high demand lifestyle drugs at deeply discounted prices. A number of these internet-based distributors operate outside the reach of regulations that govern legitimate drug retailers. Competition from Canadian imports has also been increasing significantly recently and also creates volume and pricing pressure. Imports from foreign countries may increase further if recently introduced legislation seeking to legalize the importation of drugs from Canada and other countries is eventually enacted. These alternate distribution channels have negatively affected sales for traditional chain drug retailers, including us, in the last few years and we expect such negative effect to continue in the future.

Changes in third-party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.

Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties have been increasing and we expect them to continue to increase. Sales of prescription drugs represent approximately 64% of our sales and we are reimbursed by third-party payors for approximately 93% of all the prescription drugs that we sell. The top five third-party payors account for approximately 30% of our total sales the largest of which is approximately 10.5% of our total sales. Any significant loss of third-party provider business could have a material adverse effect on our business and results of operations. Also, these third-party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Furthermore, the passing in December 2003 of the Medicare Prescription Drug, Improvement and Modernization Act will grant a prescription drug benefit to participants. As a result of this benefit, we may be reimbursed for some prescription drugs at prices lower than our current reimbursement levels. Approximately 12% of our revenues are from state sponsored Medicaid agencies. There have been a number of recent proposals and enactments by various states to reduce Medicaid reimbursement levels in response to budget problems, some of which propose to reduce reimbursement levels in the applicable states significantly, and we expect other similar proposals in the future. If third-party payors reduce their reimbursement levels or if Medicare or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

Our pharmacy business is subject to federal, state and local regulation. These include local registrations of pharmacies in the states where our pharmacies are located, applicable Medicare and Medicaid regulations, and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements and could adversely affect the continued operation of our business. Furthermore, our pharmacies could be affected by federal and state reform programs, such as healthcare reform initiatives, the passing of which could adversely affect our results of operations, financial condition and cash flows.

Our pharmacy business is subject to patient privacy and other obligations, including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted uses and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

Certain risks are inherent in the provision of pharmacy services; our insurance may not be adequate to cover any claims against us.

Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions and adequacy of warnings. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

There is a nationwide shortage of qualified pharmacists. In response to this challenge, we have implemented improved benefits and training programs in order to attract, hire and retain qualified pharmacists. However, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private label products. A product liability judgment against us or a product recall could have a material, adverse effect on our business, financial condition or results of operations.

Risks Relating to the Exchange Offer and Holding the Exchange Bonds

The guarantees of the Exchange Bonds will be subordinated to the guarantees of our first priority debt, including our senior credit facility, and the guarantees of the Exchange Bonds are secured only to the extent that the first priority debt is oversecured; the terms of the Exchange Bonds permit, without the consent of holders of Exchange Bonds, various releases of collateral and subsidiary guarantees as well as various amendments to the second priority collateral documents that could be adverse to holders of Exchange Bonds.

Subject to some limitations, those of our subsidiaries that from time to time guarantee our obligations under our senior credit facility will guarantee our obligations under the Exchange Bonds. These guarantees will, however, be subordinated to the guarantees of our first priority debt, including our senior credit facility. The collateral that secures the guarantees of the Exchange Bonds will also secure the guarantees of certain existing and future indebtedness, including our senior credit facility and any refinancing of our senior credit facility, on a first priority basis, and the guarantees of the Exchange Bonds, our 12.5% senior secured notes due 2006 our 8.125% senior secured notes due 2010, our 9½% senior secured notes due 2011, and possible additional future indebtedness on a second priority basis. Any rights to payment and claims to the collateral by the holders of the Exchange Bonds will therefore be fully subordinated to any claims by our creditors under the senior credit facility with respect to distributions of collateral. In addition, other second priority debt may require the proceeds of collateral dispositions to be allocated to prepay, repurchase or provide for the prepayment or repurchase of other second priority debt when no such prepayment, repurchase or provision is required with respect to the Exchange Bonds. Our 12.5% senior secured notes, our 8.125% senior secured notes and our 9½% senior secured notes require such repurchase or provision for repurchase in certain circumstances, some of which would be prior to the time that we would be required to take such actions with respect to the Exchange Bonds.

Only when our obligations under the senior credit facility and any other first priority debt are satisfied in full will the proceeds of the collateral be available, subject to other permitted liens, to satisfy obligations under guarantees of the Exchange Bonds and the other debt secured by the shared second priority lien. Even if the proceeds from the sale or liquidation of the collateral are sufficient to satisfy our obligations under the senior credit facility and any such additional first priority debt, if the amount of such remaining proceeds is less than the aggregate outstanding principal amount of debt secured by the shared second priority lien, we may be unable to fully satisfy our obligations under guarantees of the Exchange Bonds. As a result, our obligations that are secured, subject to permitted liens, by the shared second priority lien are secured only to the extent that (i) the senior credit facility and other first priority debt is oversecured, and (ii) the oversecured amount is sufficient, subject to other permitted liens, to secure the Exchange Bonds, the 12.5% senior secured notes, the 8.125% senior secured notes and the 9½% senior secured notes, and any other second priority debt. Pursuant to the indenture and the second priority collateral documents, substantial additional debt may share the second priority liens securing the subsidiary guarantees of the Exchange Bonds without the consent of holders of Exchange Bonds.

The lenders under the first priority debt, including the senior credit facility, will, at all times, control all remedies or other actions related to the collateral. In addition, if the lenders under the first priority debt release the liens securing the obligations under the first priority debt then, under the terms of the indenture governing the Exchange Bonds, the holders of the Exchange Bonds will be deemed to have given approval for the release of the liens securing the Exchange Bonds, subject to certain limitations. All collateral used, sold, transferred or otherwise disposed of in accordance with the terms of the second priority debt will automatically be released from the lien securing the subsidiary guarantees of the Exchange Bonds. Accordingly, any such sale, transfer or disposition in a transaction that does not violate the asset disposition covenant in the indenture governing the Exchange Bonds may result in a release of collateral. Because the asset disposition covenant of the indenture does not restrict transfers of assets by our subsidiaries to us, any transfer of collateral to us could result in such assets ceasing to constitute collateral. The liens securing guarantees of the Exchange Bonds may also be released pursuant to the directions from representatives of a majority of the second priority debt obligations, unless the release involves all or substantially all the collateral, in which case release shall require the consent of the holders of Exchange Bonds. The Exchange Bonds offered hereby do not and in the future may not represent a majority of the second priority debt obligations. Accordingly, substantial collateral may be released automatically without consent of the holders of Exchange Bonds or the trustee under the indenture. In addition, if the lenders under the first priority debt release any of the subsidiary guarantors securing the obligations under the first priority debt, then the holders of the Exchange Bonds will be deemed to have given approval for such release of any such subsidiary guarantor from its obligations under the subsidiary guarantee, subject to certain limitations. The second priority collateral documents may be amended with the consent of holders representing a majority of the second priority debt obligations. In addition, the terms of the Exchange Bonds permit various other releases of collateral and subsidiary guarantees as well as various amendments to the second priority collateral documents that could be adverse to holders of Exchange Bonds without the consent of holders of Exchange Bonds. See "Description of Exchange Bonds" and "Description of Collateral and Intercreditor Arrangements."

If the guarantees of the Exchange Bonds and the liens that secure these guarantees are held to be invalid or unenforceable or are limited in accordance with their terms, the Exchange Bonds would be unsecured and structurally subordinated to the debt of our subsidiaries.

We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Accordingly, our debt that is not guaranteed by our subsidiaries is structurally subordinated to the debt and other liabilities of our subsidiaries.

All of the subsidiaries that guarantee our obligations under our senior credit facility will initially guarantee our obligations on the Exchange Bonds. These guarantees will be secured, subject to permitted liens, by shared second priority liens on the collateral. The terms of these guarantees will provide that they are limited (and subject to reduction) to the extent necessary to prevent such guarantees and the guarantees of first priority debt from constituting fraudulent conveyances. However, the guarantees of first priority debt will only be limited (or reduced) after the subordinated guarantees for the Exchange Bonds and the other debt are extinguished.

Our creditors or the creditors of our subsidiaries could challenge these guarantees and these liens as fraudulent conveyances or on other grounds. The delivery of these guarantees and the grant of the shared second priority liens securing these guarantees could be found to be a fraudulent transfer and declared void if a court determined that: the subsidiary delivered the guarantee and granted the lien with the intent to hinder, delay or defraud its existing or future creditors; the subsidiary did not receive fair consideration for the delivery of the guarantee and the incurrence of the lien; or the subsidiary was insolvent at the time it delivered the guarantee and granted the lien. We cannot assure you that a court would not reach one of these conclusions. In the event that a court declares either these guarantees or these liens to be void, or in the event that the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the Exchange Bonds would be unsecured and effectively subordinated to the obligations of our subsidiaries, including trade payables and other liabilities that constitute indebtedness.

We may be unable to purchase the Exchange Bonds upon a change of control.

Upon a change of control event, we would be required to offer to purchase the Exchange Bonds for cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any. The change of control provisions of the Exchange Bonds may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included within the definition of a change of control.

Our senior credit facility provides that the occurrence of certain events that would constitute a change in control for the purposes of the indenture governing the Exchange Bonds constitutes a default under such facility. Much of our other debt also requires us to repurchase such debt upon an event that would constitute a change in control for the purposes of the Exchange Bonds. Other future debt may contain prohibitions of events that would constitute a change in control or would require such debt to be repurchased upon a change in control. Moreover, the exercise by holders of Exchange Bonds of their right to require us to repurchase their Exchange Bonds could cause a default under our existing or future debt, even if the change in control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Exchange Bonds upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Exchange Bonds in connection with a change in control would result in a default under the indenture governing the Exchange Bonds. Such a default would, in turn, constitute a default under much of our existing debt, and may constitute a default under future debt as well.

There is no public market for the Exchange Bonds, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The Exchange Bonds are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the Exchange Bonds, that you will be able to sell your Exchange Bonds at a particular time or that the prices that you receive when you sell the Exchange Bonds will be favorable.

We do not intend to apply for listing or quotation of any series of bonds on any securities exchange or stock market, although our Restricted Bonds trade on the Portal Market. The liquidity of any market for the Exchange Bonds will depend on a number of factors, including:

•	the number of holders of Exchange Bonds;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Restricted Bonds for the Exchange Bonds;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Exchange Bonds; and

•	prevailing interest rates.

Holders of Restricted Bonds who fail to exchange their Restricted Bonds in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Bonds. The restrictions on transfer of your Restricted Bonds arise because we issued the Restricted Bonds under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Bonds if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Bonds under the Securities Act. For further information regarding the consequences of tendering your Restricted Bonds in the exchange offer, see the discussion below under the caption "The Exchange Offer— Consequences of Exchanging or Failing to Exchange Restricted Bonds."

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Bonds.

Delivery of Exchange Bonds in exchange for Restricted Bonds tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Restricted Bonds into the exchange agent's account at DTC, as depositary, including an agent's message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Restricted Bonds for exchange. Restricted Bonds that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering Restricted Bonds" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds."

Some holders who exchange their Restricted Bonds may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Restricted Bonds in the exchange offer for the purpose of participating in a distribution of the Exchange Bonds, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	our high level of indebtedness;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior credit facility and other debt agreements, including the indenture governing the Exchange Bonds;

•	our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

•	our ability to hire and retain pharmacists and other store personnel;

•	the outcomes of pending lawsuits and governmental investigations;

•	competitive pricing pressures and continued consolidation of the drugstore industry; and

•	the efforts of third-party payors to reduce prescription drug reimbursements and encourage mail order, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital, and our relationships with our suppliers.

We undertake no obligation to revise the forward-looking statements included or incorporated by reference in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Risk Factors" included in this prospectus. In addition, you are advised to review any further disclosures we make on related subjects in reports we file with the SEC.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Restricted Bonds that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the last five years ended February 26, 2000, March 3, 2001, March 2, 2002, March 1, 2003 and February 28, 2004 and for the thirty-nine weeks ended November 27, 2004 and November 29, 2003.

	Year Ended					Thirty-Nine Weeks Ended
	February 28, 2004 (52 Weeks)	March 1, 2003 (52 Weeks)	March 2, 2002 (52 Weeks)	March 3, 2001 (53 Weeks)	February 26, 2000 (52 Weeks)	November 27, 2004	November 29, 2003
	(Dollars in thousands)
Fixed charges:
Interest expense	$313,498	$330,020	$396,064	$649,926	$542,028	$224,973	$236,085
Interest portion of net rental expense (1)	184,391	189,528	181,493	159,247	148,669	153,454	155,903
Fixed charges before capitalized interest and preferred stock dividend requirements	497,889	519,548	577,557	809,173	690,697	378,427	391,988
Preferred stock dividend requirement (2)	37,074	49,540	42,354	42,445	15,554	39,343	24,471
Capitalized interest	133	301	806	1,836	5,292	160	106
Total fixed charges	$535,096	$569,389	$620,717	$853,454	$711,543	$417,930	$416,565
Earnings:
Income (loss) from continuing operations before income taxes, and cumulative effect of accounting change	$34,584	$(154,482)	$(837,385)	$(1,283,602)	$(1,129,036)	$85,025	$(23,515)
Share of loss from equity method investees	—	—	12,092	36,675	15,181	—	—
Preferred stock dividend requirement	(37,074)	(49,540)	(42,354)	(42,445)	(15,554)	(39,343)	(24,471)
Fixed charges before capitalized interest	534,963	569,088	619,911	851,618	706,251	417,770	416,459
Total adjusted earnings (loss)	532,473	365,066	(247,736)	(437,754)	(423,158)	463,452	368,473
Earnings to fixed charges (deficiency)	$(2,623)	$(204,323)	$(868,453)	$(1,291,208)	$(1,134,701)	$45,522	$(48,092)
Ratio of earnings to fixed charges	—	—	—	—	—	1.11	—

(1)	The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)	The preferred stock dividend requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

SELECTED HISTORICAL FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and related notes and the interim condensed consolidated financial statements and related notes incorporated by reference into this prospectus. The selected consolidated financial data for the thirty-nine week periods ended November 27, 2004 and November 29, 2003 are unaudited and not necessarily indicative of the results to be expected for the full year. The following selected financial data does not give pro forma effect to our offering of the Restricted Bonds, our issuance of 2.5 million shares of 7% Series E Mandatory Convertible Preferred Stock, our exchange of our remaining shares of Series D preferred stock for Series F, G and H preferred stock or to the $37.5 million in proceeds from our December 15, 2004 sale and leaseback transaction described in Note 11 to our unaudited financial statements included in our quarterly report on Form 10-Q/A for the quarter ended November 27, 2004 and incorporated by reference in this prospectus.

	Fiscal Year Ended					Thirty-Nine Week Period Ended
	February 28, 2004 (52 weeks)	March 1, 2003 (52 weeks)	March 2, 2002 (52 weeks)	March 3, 2001 (53 weeks)(1)	February 26, 2000 (52 weeks)(1)	November 27, 2004	November 29, 2003
	(Dollars in thousands)
Operations Data:
Revenues	$16,600,449	$15,791,278	$15,166,170	$14,516,865	$13,338,947	$12,475,599	$12,204,103
Costs and expenses:
Cost of goods sold, including occupancy costs	12,568,729	12,036,003	11,695,871	11,152,285	10,219,168	9,388,222	9,261,318
Selling, general and administrative expenses(2)	3,624,226	3,476,379	3,406,492	3,458,307	3,607,810	2,748,014	2,694,884
Goodwill amortization(3)	—	—	21,007	20,670	24,457	—	—
Store closing and impairment charges	22,074	135,328	251,617	388,078	139,448	11,263	299
Interest expense	313,498	330,020	396,064	649,926	542,028	224,973	236,085
Interest rate swap contracts	—	278	41,894	—	—	—	—
Loss (gain) on debt modifications and retirements, net(4)	35,315	(13,628)	221,054	100,556	—	19,425	35,315
Share of loss from equity investments	—	—	12,092	36,675	15,181	—	—
Loss (gain) on sale of assets and investments, net	2,023	(18,620)	(42,536)	(6,030)	(80,109)	(1,323)	(283)
Total costs and expenses	16,565,865	15,945,760	16,003,555	15,800,467	14,467,983	12,390,574	12,227,618
Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	34,584	(154,482)	(837,385)	(1,283,602)	(1,129,036)	85,025	(23,515)
Income tax (benefit) expense	(48,795)	(41,940)	(11,745)	148,957	(8,375)	11,139	(47,518)
Income (loss) from continuing operations before cumulative effect of accounting change	83,379	(112,542)	(825,640)	(1,432,559)	(1,120,661)	73,886	24,003
Income (loss) from discontinued operations, net of income tax expense	—	—	—	11,335	9,178	—	—
Loss on disposal of discontinued operations, net of income tax benefit	—	—	—	(168,795)	—	—	—
Cumulative effect of accounting change, net of income tax benefit	—	—	—	—	(27,300)	—	—
Net income (loss)	$83,379	$(112,542)	$(825,640)	$(1,590,019)	$(1,138,783)	$73,886	$24,003

Balance Sheet Data (at end of period):
Working capital	$1,894,247	$1,676,889	$1,580,218	$1,955,877	$752,657	$1,183,721	$1,748,195
Property, plant and equipment, net	1,882,763	1,867,830	2,095,552	3,040,790	3,445,863	1,776,943	1,903,148
Total assets	6,245,634	6,132,766	6,491,281	7,913,693	9,845,601	5,676,696	6,337,190
Total debt(5)	3,891,666	3,862,628	4,056,468	5,894,548	6,612,868	3,213,405	3,885,621
Stockholders' (deficit) equity	(8,277)	(129,938)	(7,527)	(373,619)	414,120	83,072	(77,032)
Other Data:
Cash flows from continuing operations provided by (used in):
Operating activities	$227,515	$305,383	$16,343	$(704,554)	$(623,098)	$523,898	$100,310
Investing activities	(242,150)	(72,214)	342,531	677,653	(504,112)	(81,679)	(192,525)
Financing activities	(15,931)	(211,903)	(107,109)	(64,324)	905,091	(681,206)	1,334
Capital expenditures	267,373	116,154	187,383	141,504	641,070	141,657	209,988
Number of retail drugstores	3,382	3,404	3,497	3,648	3,802	3,363	3,386
Number of associates	72,500	72,000	75,000	75,500	77,300	73,500	74,400

(1)	We acquired PCS Health Systems, Inc. (PCS) on January 22, 1999. On October 2, 2000, we sold PCS. Accordingly, our Pharmacy Benefit Management ("PBM") segment was reported as a discontinued operation in the fiscal years ended March 3, 2001 and February 26, 2000.

(2)	Includes stock based compensation expense (benefit). Stock based compensation expense for the year ended February 28, 2004 was determined using the fair value method set forth in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation". Stock based compensation expense (benefit) for the fiscal years ended March 1, 2003, March 2, 2002, March 3, 2001 and February 26, 2000 was determined using the intrinsic method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

(3)	We adopted SFAS 142 "Goodwill and Other Intangible Assets" effective March 3, 2002. SFAS No. 142 specifies that all goodwill shall no longer be amortized, and therefore, we recorded no goodwill amortization expense for the fiscal years ended February 28, 2004 and March 1, 2003.

(4)	Amounts related to the early extinguishment of debt that were previously recognized as an extraordinary item outside of results from continuing operations were reclassified as a gain or loss on debt retirements and modifications, which is a component of income or loss from continuing operations.

(5)	Includes capital lease obligations of $183.2 million as of February 28, 2004, $176.2 million as of March 1, 2003, $182.6 million as of March 2, 2002, $1.1 billion as of March 3, 2001, $1.1 billion as of February 26, 2000, $171.0 million as of November 27, 2004 and $177.9 million as of November 29, 2003.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we sold the Restricted Bonds on January 11, 2005, we entered into a registration rights agreement with the placement agents of those Restricted Bonds. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the Restricted Bonds for bonds of the same series that are registered under the Securities Act. We also agreed to use our best efforts to cause the registration statement to become effective with the SEC and to initiate this exchange offer as soon as practicable after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional cash interest ("additional interest") to the holders of the Restricted Bonds if the registration statement of which this prospectus is a part, is not declared effective within 180 days of the date that we sold the Restricted Bonds (July 10, 2005), if the exchange offer is not consummated on or prior to August 9, 2005, or if certain other conditions described under "Description of the Exchange Bonds—Additional Interest" are not met. Under some circumstances set forth in the registration rights agreement, holders of Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Bonds received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Restricted Bonds by these holders.

Each broker-dealer that receives Exchange Bonds for its own account in exchange for Restricted Bonds, where the Restricted Bonds were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

The exchange offer is not being made to holders of Restricted Bonds in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange Restricted Bonds which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on                         , 2005. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $200.0 million aggregate principal amount of Restricted Bonds are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of Restricted Bonds known to us.

We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Restricted Bonds, by giving oral or written notice of such extension to holders thereof as described below. During any such extension, all Restricted Bonds previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Bonds not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Restricted Bonds tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Restricted Bonds, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Bonds as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Restricted Bonds

You may only tender your Restricted Bonds by book-entry transfer of the Restricted Bonds into the exchange agent's account at DTC. The tender to us of Restricted Bonds by you, as set forth below, and our acceptance of the Restricted Bonds will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender Restricted Bonds for exchange pursuant to the exchange offer, you must transmit an agent's message to BNY Midwest Trust Company, as exchange agent, at the address listed below under the heading "—Exchange Agent." In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a "book-entry confirmation") of the Restricted Bonds into the exchange agent's account at DTC.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

If you are a beneficial owner whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent's account.

We or the exchange agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Restricted Bonds tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Restricted Bonds in the exchange offer). Our or the exchange agent's interpretation of the term and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Bonds for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Restricted Bonds for exchange, and no one will be liable for failing to provide such notification.

By tendering Restricted Bonds, you represent to us that: (i) you are not our affiliate, (ii) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer, (iii) you are acquiring the Exchange Bonds in your ordinary course of business and (iv) if you are a broker-dealer, you will receive the Exchange Bonds for your own account in exchange for Restricted Bonds that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Bonds you receive. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Restricted Bonds in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See "Plan of Distribution." Each broker-dealer that receives Exchange Bonds for its own account in exchange for Restricted Bonds, where the Restricted Bonds were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By delivering an agent's message, a beneficial owner (whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Bonds, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with in interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Bonds, in accordance with the terms and conditions of the exchange offer.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Bonds it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Bonds, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Bonds tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Bonds, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Bonds for Exchange; Delivery of Exchange Bonds

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Bonds properly tendered and will issue the Exchange Bonds promptly after acceptance of the Restricted Bonds. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Bonds for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Restricted Bond accepted for exchange will receive an Exchange Bond in the amount equal to the surrendered Restricted Bond. Holders of Exchange Bonds on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Bonds or, if no interest has been paid, from the issue date of the Restricted Bonds. Holders of Exchange Bonds will not receive any payment in respect of accrued interest on Restricted Bonds otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of Exchange Bonds for Restricted Bonds that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent's message and a timely confirmation of book-entry transfer of the Restricted Bonds into the exchange agent's account at DTC.

If any tendered Restricted Bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Bonds are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non exchanged Restricted Bonds will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book–Entry Transfers

The exchange agent will make a request to establish an account for the Restricted Bonds at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of Restricted Bonds by causing DTC to transfer those Restricted Bonds into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Bonds into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Bonds and agent's message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent's message will be deemed to be a valid tender.

Withdrawal Rights

For a withdrawal of a tender of Restricted Bonds to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Bonds in order that such bonds may be withdrawn. Properly withdrawn Restricted Bonds may be re-tendered by following the procedures described under "—Procedures for Tendering Restricted Bonds" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Bonds so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Bonds will be issued unless the Restricted Bonds so withdrawn are validly retendered.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

(a)	the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1)	seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c)	there has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d)	any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Restricted Bonds tendered, and no Exchange Bonds will be issued in exchange for any such Restricted Bonds, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

We have appointed BNY Midwest Trust Company as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

BNY Midwest Trust Company, Exchange Agent

By Registered or Certified Mail, Overnight Delivery after
4:30 p.m. on the Expiration Date:

BNY Midwest Trust Company
c/o Bank of New York
Corporate Trust Operations
101 Barclay Street – 7 East
Reorganization Unit
New York, N.Y. 10286
Attn: Ms. Evangeline Gonzales

For Information Call:

(212)-815-3738

For Facsimile Transmission
(for Eligible Institutions only):

(212)-298-1915

Confirm by Telephone:

(212)-815-3738

Fees and Expenses

The principal solicitation is being made by mail by BNY Midwest Trust Company, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the Exchange Bonds at the same carrying value as the Restricted Bonds, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the Exchange Bonds.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Bonds in the exchange offer unless you instruct us to register Exchange Bonds in the name of, or request that Restricted Bonds not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Restricted Bonds

The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.

If you do not exchange your Restricted Bonds for Exchange Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Bonds and the restrictions on transfer of the Restricted Bonds imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Bonds were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Bonds may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Bonds under the Securities Act.

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Bonds issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the Exchange Bonds in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Bonds; and

•	you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Bonds:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Bonds as it has in other interpretations to third parties.

Each holder of Restricted Bonds who wishes to exchange such Restricted Bonds for the related Exchange Bonds in the exchange offer represents that:

•	it is not our affiliate;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer;

•	it is acquiring the Exchange Bonds in its ordinary course of business; and

•	if it is a broker-dealer, it will receive the Exchange Bonds for its own account in exchange for Restricted Bonds that were acquired by it as a result of its market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Bonds it receives. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

As discussed above, in connection with resales of Exchange Bonds, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Bonds, other than a resale of an unsold allotment from the original sale of the Restricted Bonds, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of 90 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Bonds acquired in the exchange offer.

DESCRIPTION OF THE EXCHANGE BONDS

You can find the definitions of terms used in this description under the subheading "Definitions." In this description, the words "Company" and "we," "us" and "our" refer only to Rite Aid Corporation and not to any of its subsidiaries, and the term Notes refers to the Restricted Bonds and the Exchange Bonds.

We will issue the Exchange Bonds under the indenture dated as of January 11, 2005 (the "Indenture"), among the Company, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee (the "Trustee"). This is the same Indenture under which the Restricted Bonds were issued.

We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Exchange Bonds. A copy of the proposed form of Indenture is available upon request to the Company at the address indicated under "Where You Can Find More Information."

We can issue an unlimited principal amount of additional Notes at later dates under the same Indenture. We can issue additional Notes as part of the same series or as an additional series. Any additional Notes that we issue in the future will be identical in all respects to the Exchange Bonds that we are issuing now, except that Notes issued in the future will have different issuance prices and issuance dates. We will issue Exchange Bonds or any additional Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

Exchange Bonds versus Restricted Bonds

The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.

Principal, Maturity and Interest

The Exchange Bonds will mature on January 15, 2015. We are issuing up to $200 million aggregate principal amount of Exchange Bonds for Restricted Bonds tendered in this exchange offer.

Interest on the Exchange Bonds will accrue at a rate of 7½% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2005. We will pay interest to those persons who were holders of record on the January 1 or July 1 immediately preceding each interest payment date.

Interest on the Exchange Bonds will accrue from the date of original issuance of the Restricted Bonds or, if interest has already been paid, from the date it was most recently paid on the Restricted Bonds. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The Notes will be:

•	unsubordinated unsecured obligations of the Company;

•	equal in ranking ("pari passu") with all existing and future unsubordinated unsecured debt of the Company; and

•	guaranteed on a subordinated basis by the Subsidiary Guarantors and these guarantees will be secured by second priority liens (subject to Permitted Liens) on the Collateral shared with Second Priority Debt that shares equally with the Notes in distributions of Collateral, in each case, subject to provisions governing releases of those guarantees and the Collateral.

As of November 27, 2004, after giving effect to the offering of Restricted Bonds, and the application of the net proceeds therefrom:

•	the total outstanding debt of the Company and the Subsidiary Guarantors, including current maturities and capital lease obligations, but excluding unused commitments, undrawn letters of credit made by lenders and off balance sheet obligations under our accounts receivable securitization program, would have been approximately $3.2 billion;

•	none of our or any Subsidiary Guarantor's debt would have been subordinated to the Notes or the Subsidiary Guarantees;

•	the total outstanding debt of the Company and the Subsidiary Guarantors that would be senior to the subordinated guarantees by the Subsidiary Guarantors and have the benefit of first priority liens on the Collateral would have been approximately $560.0 million (not including $112.1 million of outstanding letters of credit); and

•	the total outstanding debt of the Company and the Subsidiary Guarantors that would have the benefit of pari passu subordinated guarantees from the Subsidiary Guarantors and share pari passu second priority liens (subject to Permitted Liens) on the Collateral would have been approximately $995.4 million (including the notes offered hereby but excluding unamortized discount of $6.6 million).

We only have a stockholder's claim in the assets of our Subsidiaries. This stockholder's claim is junior to the claims that creditors of our Subsidiaries have against our Subsidiaries. Holders of the Exchange Bonds will only be creditors of the Company and of those Subsidiaries that are Subsidiary Guarantors. In the case of Subsidiaries that are not Subsidiary Guarantors, all of the existing and future liabilities of these Subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Notes.

As our Subsidiaries conduct substantially all of our operations, our ability to service our debt, including the Notes, is dependent upon the earnings of our Subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our Subsidiaries to pay us dividends or make loans and advances to us. If these restrictions are applied to Subsidiaries that are not Subsidiary Guarantors, then we would not be able to use the earnings of those Subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees or the liens securing them. If this were to occur, we would also be unable to use the earnings of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt.

As of November 27, 2004, the total balance sheet liabilities of the Subsidiary Guarantors, excluding intercompany liabilities and unused commitments and undrawn letters of credit made by lenders, was approximately $2.3 billion. This represented approximately 97% of the liabilities held by our Subsidiaries.

The Subsidiary Guarantors and our other Subsidiaries have other liabilities, including contingent liabilities, that may be significant. The Indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may Incur. However, the amounts of this Debt could nevertheless be substantial and may be Incurred either by Subsidiary Guarantors or by our other Subsidiaries.

The Notes are unsecured obligations of the Company. Secured debt of the Company will be effectively senior to the Notes to the extent of the value of the assets securing this debt. While the Subsidiary Guarantees are secured, other secured debt of the Subsidiary Guarantors will be effectively senior to the Notes to the extent that this debt has any of the following:

(a)    a higher priority lien on the Collateral securing the Subsidiary Guarantees of the Notes; or

(b)    a lien on other Property that is not Collateral that secures the Subsidiary Guarantees of the Notes.

In either of the above cases, the other secured debt will be effectively senior to the Notes to the extent of either:

(a)    the value of the assets securing the other secured Debt, or

(b)    the amount of the other secured Debt, whichever is less.

See "Risk Factors—Risks Related to the Exchange Offer and Holding the Exchange Bonds".

Subsidiary Guarantees

Our obligations under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a subordinated basis, by our existing Subsidiaries that guarantee our senior secured credit facility, and these guarantees will be secured by shared second priority liens (subject to Permitted Liens) on the Collateral, in each case subject to provisions governing releases of these guarantees and the Collateral.

The Subsidiary Guarantors currently generate all of our revenue. As of November 27, 2004, our Subsidiaries that are Subsidiary Guarantors represented the following approximate percentages of the assets and revenues of the Company, on a consolidated basis:

99%	of our consolidated assets were represented by Subsidiaries that were Subsidiary Guarantors
100%	of our consolidated total revenues were represented by Subsidiaries that were Subsidiary Guarantors

If all of the Capital Stock of a Subsidiary Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Second Priority Debt Documents, such Subsidiary Guarantor will be released from its obligations under the Second Priority Subsidiary Guarantee Agreement without further action.

Subject to any other consent required under the terms of the applicable Second Priority Collateral Documents, the holders of Notes will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to the release of a Subsidiary Guarantee of the Notes provided by a Subsidiary Guarantor, without any action required on the part of the Trustee or any holder of the Notes, upon such Subsidiary Guarantor ceasing to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Senior Obligations; provided, however, that after giving effect to such release (i) at least $300 million in aggregate principal amount of Senior Obligations under Credit Facilities will thereafter remain outstanding and (ii) such Subsidiary Guarantor ceases to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Secured Obligation.

In addition, a Subsidiary Guarantee of the Notes provided by a Subsidiary Guarantor may be released only in respect of the Notes:

(a)    upon request of the Company without consent of any holder of the Notes unless, within 20 Business Days after written notice of the proposed release of such Subsidiary Guarantor is mailed to the Trustee and the holders of the Notes, holders of 25% of the outstanding principal amount of Notes deliver to the Company a written objection to such release; or

(e)    with the written consent of the holders of at least a majority of the aggregate principal amount of the Notes then outstanding.

Under the circumstances described in clauses (a) and (b) above, holders of Notes (and the holders of 9½% Notes and 8.125% Notes pursuant to the respective terms of those notes) will also be deemed to have consented to such release for purposes of any consent required under the Second Priority Collateral Documents (including for purposes of determining actions of the Second Priority Instructing Group), subject to any other consent required under the applicable Second Priority Collateral Document.

At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders of the Notes to any such release. The Indenture will also direct the Trustee, in its capacity as Second Priority Representative for holders of Notes, to take such action under the Second Priority Collateral Documents or otherwise as may be requested by the Company to give effect to any such release.

The Subsidiary Guarantee of any Subsidiary Guarantor may also be released as described under "—Defeasance."

In addition, the Subsidiary Guarantees (a) will terminate when all the Second Priority Debt Obligations have been paid in full and (b) will continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Second Priority Debt Obligations is rescinded or must otherwise be restored by any Second Priority Debt Party or any Subsidiary Guarantor upon the bankruptcy or reorganization of the Company, any Subsidiary Guarantor or otherwise.

The obligations of each Subsidiary Guarantor under the Second Priority Subsidiary Guarantee Agreements (the "Second Priority Guarantee Obligations") are limited (and subject to automatic reduction) to the extent necessary to prevent the guarantees by a Subsidiary Guarantor and the guarantee by that Subsidiary Guarantor of the Senior Obligations from constituting fraudulent conveyances. However, the guarantees of the Senior Obligations will only be limited (or reduced) after the subordinated guarantees for the Notes and the other Second Priority Debt Obligations are extinguished.

The Second Priority Subsidiary Guarantee Agreement may be amended or otherwise modified by agreement of each Subsidiary Guarantor affected thereby and the Second Priority Collateral Trustee, with the written consent of the Second Priority Instructing Group unless the amendment adversely affects the rights of the holders of any particular Second Priority Debt Facility, in a manner materially different from its effect on the other Second Priority Debt Facilities, in which case the amendment requires the consent of a majority in principal amount of the holders of the Second Priority Debt Facility so adversely affected. Accordingly, the Second Priority Subsidiary Guarantee Agreement may, if the Notes do not represent a majority of the outstanding Second Priority Debt Obligations, be amended without the consent of the holders of Notes or the Trustee, unless the holders of Notes are adversely affected in a materially different manner. The Restricted Bonds represent approximately 20% of the outstanding Second Priority Debt Obligations. This percentage can increase or decrease as Second Priority Debt Obligations are Repaid or Incurred. The consent of holders of Notes to any such amendment or other modification will be deemed to have been given as described under "—Amendments and Waivers." The consent of holders of 9½% Notes and 8.125% Notes will also be deemed to have been given under similar circumstances, and the Notes, the 9½% Notes and the 8.125% Notes together represent approximately 86% of the outstanding Second Priority Debt Obligations.

Subordination of Subsidiary Guarantees

The obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement will be subordinated in right of payment to the prior payment when due of the guarantees by such Subsidiary Guarantors of the Senior Bank Obligations and may become subordinated to any Additional Senior Debt Obligations. The terms of the Senior Credit Facility and the Indenture permit us to Incur a substantial amount of Additional Senior Debt Obligations.

Subject to any other consent required under the terms of the applicable Second Priority Debt Document, the holders of Notes will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to the amendment of the Second Priority Subsidiary Guarantee Agreement to subordinate, on comparable terms, the obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement to the prior payment when due of the guarantees by such Subsidiary Guarantors of any Additional Senior Debt. If such an amendment is made, references to the Senior Bank Obligations and the Senior Credit Facility in the following description would include such Additional Senior Debt.

As a result of this subordination, no payment will be made on account of the Second Priority Guarantee Obligations of any Subsidiary Guarantor until (i) the Senior Bank Obligations have been paid in full, (ii) all lending commitments under the Senior Credit Facility have been terminated, and (iii) there are no outstanding letters of credit under the Senior Credit Facility other than such as have been fully collateralized.

Also:

(a)    no direct or indirect payment or distribution on account of the Second Priority Guarantee Obligations may be made until the obligations of such Subsidiary Guarantors under the guarantees of the Senior Bank Obligations have been paid in full, and

(b)    no payment or distribution of cash, properties or securities of any kind or character may be made in respect of the Second Priority Guarantee Obligations of a Subsidiary Guarantor unless payment in full or provision for payment in full in cash or cash equivalents is made in respect of the obligations of such Subsidiary Guarantors under the guarantees of the Senior Bank Obligations, including in any of the following situations or proceedings relating to such Subsidiary Guarantor:

•	liquidation, dissolution or winding up;

•	reorganization (whether in bankruptcy, insolvency, receivership or similar proceedings); or

•	assignments for the benefit of its creditors or otherwise.

Until all of the obligations of a Subsidiary Guarantor under its guarantee of the Senior Bank Obligations are paid in full or provided for in cash or cash equivalents, if, notwithstanding the subordination provisions above, a payment or distribution is made to holders of Notes that, due to such subordination provisions, should not have been made to them, such holders are required to hold it in trust for the parties under the Senior Bank Obligations and pay it over to them as their interests may appear.

Following the payment in full in cash or cash equivalents or provision for payment in full in cash or cash equivalents of all obligations of any Subsidiary Guarantor under its guarantee in respect of the Senior Bank Obligations, the holders of the Notes will be subrogated to the rights of the parties under the Senior Bank Obligations to receive payments or distributions of assets in respect of the guarantees of such Subsidiary Guarantor in respect of such obligations until all amounts owing in respect of such obligations of such Subsidiary Guarantor have been paid in full.

Because of the subordination provisions contained in the Second Priority Subsidiary Guarantee Agreement, holders of Senior Bank Obligations and other creditors (including trade creditors) of the Company or the Subsidiary Guarantors may recover disproportionately more than the holders of the Notes recover in a bankruptcy or similar proceeding relating to us or a Subsidiary Guarantor. This could apply even if the Notes or the applicable Subsidiary Guarantee ranked pari passu with the other creditors' claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the Notes.

See "Risk Factors—Risks Related to the Exchange Offer and Holding the Exchange Bonds—The guarantees of the notes will be subordinated to the guarantees of our first priority debt, including our senior credit facility, and the guarantees of the notes are secured only to the extent that the first priority debt is oversecured; the terms of the notes permit, without the consent of holders of notes, various releases of collateral and subsidiary guarantees as well as various amendments to the second priority collateral documents that could be adverse to holders of notes" and "Risk Factors—Risks Related to the Exchange Offer and Holding the Exchange Bonds—If the guarantees of the notes and the liens that secure these guarantees are held to be invalid or unenforceable or are limited in accordance with their terms, the notes would be unsecured and structurally subordinated to the debt of our subsidiaries."

Security for Subsidiary Guarantees

The Subsidiary Guarantees of the Notes will be secured by second priority liens (subject to Permitted Liens) granted by our Subsidiary Guarantors on the assets securing our Senior Credit Facility (other than any cash or cash equivalents collateralizing letter of credit obligations), which currently includes substantially all of their inventory and intellectual property. The Senior Credit Facility is also secured by the accounts receivable of the Subsidiary Guarantors but only to the extent such accounts receivable are not included in our off balance sheet accounts receivable securitization program. As of November 27, 2004, proceeds from the sale of accounts receivable in connection with this program totaled $335 million.

The second priority liens securing the Subsidiary Guarantees of the Notes will be shared equally and ratably (subject to Permitted Liens) with the holders of Second Priority Debt Obligations, which includes the 12.5% Notes, the 9½% Notes, the 8.125% Notes and any additional Second Priority Debt Obligations. In addition, other Second Priority Debt Documents may require the proceeds of Collateral Dispositions to be allocated to prepay, repurchase or provide for the prepayment or repurchase of other Second Priority Debt Obligations when no such prepayment, repurchase or provision is required with respect to the Notes. The 12.5% Notes, the 9½% Notes and the 8.125% Notes require such repurchase or provision for repurchase in certain circumstances. The guarantees of the Senior Credit Facility are secured by first priority liens on the Collateral, which liens will be senior to the liens securing the Notes. Pursuant to the Second Priority Collateral Documents, substantial additional Debt may have the benefit of first priority liens on the Collateral or may share the second priority liens securing the Subsidiary Guarantees of the Notes without the consent of holders of Notes. The lenders under the Senior Credit Facility will, at all times, control all remedies or other actions related to the Collateral so long as any Senior Bank Obligations remain outstanding. Subject to any other consent required under the terms of the applicable Second Priority Debt Documents, the holders of Notes (and the holders of the 9½% Notes and the 8.125% Notes pursuant to the terms of those notes) will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to an amendment of the Intercreditor Agreement to permit, on comparable terms, the lenders under any Senior Obligations to control all remedies or other actions related to the Collateral so long as any Senior Obligations remain outstanding.

All Collateral used, sold, transferred or otherwise disposed of in accordance with the terms of the Second Priority Debt Documents, including any waiver or amendment of these documents, will automatically be released from the Lien securing Subsidiary Guarantees of the Notes so that the use, sale, transfer or other disposition may be made free of such Lien. Accordingly, subject to the terms of the other Second Priority Debt Documents, any such sale, transfer or other disposition of Collateral in a transaction that does not violate the asset disposition covenant in the Indenture governing the Notes may result in a release of the Lien on such Collateral securing Subsidiary Guarantees of the Notes. Because the asset disposition covenant of the Indenture does not restrict transfers of assets by Subsidiaries of the Company to the Company, any transfer of Collateral to the Company could result in such assets ceasing to constitute Collateral and secure the Notes. In addition, the Liens securing Subsidiary Guarantees of the Notes may be released pursuant to directions from the Second Priority Instructing Group, unless the release involves all or substantially all the Collateral, in which case such release shall require the consent of the holders of the Notes. Accordingly, unless all or substantially all the Collateral is being released, substantial Collateral may be released without the consent of the holders of Notes or the Trustee. Furthermore, as described below, under certain circumstances the holders of Notes may be deemed to consent to a release of all or substantially all of the Collateral. See "Description of Collateral and Intercreditor Arrangements."

In addition, subject to any other consent required under the terms of the applicable Second Priority Debt Documents, the holders of Notes will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to the release of assets included in the Collateral from the Liens securing Subsidiary Guarantees of the Notes under any one or more of the following circumstances:

(a)    if all other Liens on that asset securing the Senior Obligations (including all commitments thereunder) are released; provided, however, that after giving effect to the release (i) at least $300 million in aggregate principal amount of Senior Obligations under Credit Facilities will remain outstanding and (ii) there remains no Lien on such assets securing Secured Obligations;

(b)    if we provide substitute collateral with at least an equivalent fair value, as determined in good faith by our Board of Directors (as evidenced by a resolution of the Board of Directors);

provided, however, that after giving effect to such substitution there remains no Lien on the released assets securing Secured Obligations; or

(c)    if all of the Capital Stock of any of the Company's Subsidiaries that is pledged as Collateral is released or if any Subsidiary that is a Subsidiary Guarantor is released from its Subsidiary Guarantee, such Subsidiary's assets will also be released from the Liens securing its

Subsidiary Guarantee of the Notes; provided, however, that after giving effect to the release there remains no Lien on such assets securing any Secured Obligations.

In addition, assets securing a Subsidiary Guarantee of the Notes may be released only in respect of the Notes:

(x)    upon request of the Company without consent of any holder of the Notes unless, within 20 Business Days after written notice of the proposed release of such Collateral from the Liens securing Subsidiary Guarantees of the Notes is mailed to the Trustee and the holders of Notes, holders of 25% of the outstanding principal amount of Notes deliver to the Company a written objection to such release; or

(y)    with the written consent of the holders of at least a majority of the aggregate principal amount of the Notes then outstanding.

Under the circumstances described in clauses (x) and (y) above, holders of Notes will also be deemed to have consented to such release for purposes of any consent required under the Second Priority Collateral Documents (including for purposes of determining actions of the Second Priority Instructing Group), subject to any other consent required under the Second Priority Collateral Documents.

At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders of the Notes to such release. The Indenture will also direct the Trustee, in its capacity as Second Priority Representative for holders of Notes, to take such action under the Second Priority Collateral Documents or otherwise as may be requested by the Company to give effect to any such release.

Liens on Collateral securing Subsidiary Guarantees of the Notes may also be released as described under "—Defeasance". To the extent the Notes are ever secured directly by Liens on Collateral, such Liens could be released on a comparable basis to the release of Liens on Collateral securing Subsidiary Guarantees of the Notes.

The terms of the 9½% Notes and the 8.125% Notes contain similar deemed consents by holders of such notes (including for purposes of determining actions of the Second Priority Instructing Group).

Optional Redemption

The Company may choose to redeem the Notes at any time. If it does so, it may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture.

To redeem the Notes prior to January 15, 2010, the Company must pay a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any notice to holders of Notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price must be set forth in an Officers' Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

"Applicable Premium" means, with respect to any Note on any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note at January 15, 2010, (such redemption price being set forth in the table below) plus (2) all required interest payments due on such Note through January 15, 2010 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 75 basis points over (B) the principal amount of such Note.

"Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2010; provided, however, that if the period from the redemption date to January 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Beginning on January 15, 2010, the Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on January 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2010	103.750%
2011	102.500%
2012	101.250%
2013 and thereafter	100.000%

In addition, at any time and from time to time, prior to January 15, 2008, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (including additional Notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price equal to 107.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (including additional Notes, if any) remains outstanding. Any such redemption shall be made within 75 days of the completion of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

If the optional redemption date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose Notes shall be subject to redemption.

Sinking Fund

There will be no mandatory sinking fund payments for the Notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, each holder of Notes will have the right to require us to repurchase all or any part of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the purchase date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose Notes shall be subject to redemption.

Within 30 days following any Change of Control, the Company shall:

(a)    cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b)    send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder's address appearing in the register for the Notes, a notice stating:

(1)    that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Notes timely tendered will be accepted for payment;

(2)    the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3)    the circumstances and relevant facts regarding the Change of Control (including, to the extent reasonably practicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(4)    the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

The Change of Control repurchase feature is a result of negotiations between us and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of Notes to require the Company to repurchase its Notes may be uncertain. In such a case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

The Senior Credit Facility provides that the occurrence of certain of the events that constitute a Change of Control will constitute a default under such facility.

Other existing debt of the Company contains, and future debt of the Company may contain, prohibitions of events that would constitute a Change of Control or that would require such debt to be repurchased upon a Change of Control (including the 9½% Notes and 8.125% Notes). Moreover, the exercise by holders of Notes of their right to require us to repurchase their Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Notes upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in aggregate principal amount of the outstanding Notes. See "—Amendments and Waivers."

Restrictive Covenants

Covenant Suspension.    During any period of time that:

(a)    the Notes have Investment Grade Ratings from both Rating Agencies and

(b)    no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

•	"—Limitation on Debt",

•	"—Limitation on Restricted Payments",

•	"—Limitation on Asset Sales and Specified Collateral Dispositions",

•	"—Limitation on Restrictions on Distributions from Restricted Subsidiaries",

•	"—Limitation on Transactions with Affiliates",

•	clauses (a)(1) and (b) of "—Limitation on Sale and Leaseback Transactions",

•	clause (x) of the fourth paragraph (and such clause (x) as referred to in the second paragraph) of "—Designation of Restricted and Unrestricted Subsidiaries", and

•	clauses (e) of the first paragraph of "—Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). Solely for the purpose of determining the amount of Permitted Liens under the "—Limitation on Liens" covenant during any Suspension Period (as defined below) and without limiting the Company's or any Restricted Subsidiary's ability to Incur Debt during any Suspension Period, to the extent that calculations in the "—Limitation on Liens" covenant refer to the "—Limitation on Debt" covenant, such calculations shall be made as though the "—Limitation on Debt" covenant remains in effect during the Suspension Period. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentences and, on any subsequent date (the "Reversion Date"), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt" (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt", such Debt will be deemed to have been outstanding on February 12, 2003, so that it is classified as permitted under clause (k) of the second paragraph of the covenant described under "—Limitation on Debt". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect during the entire period of time from February 12, 2003. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under "—Limitation on Restricted Payments" following any Reversion Date, and the items specified in clauses (c)(1) through (c)(4) of the first paragraph of the covenant described under "—Limitation on Restricted Payments" will increase the amount available to be made under the first paragraph thereof following any Reversion Date. For purposes of determining compliance with the first five paragraphs of the covenant described under "—Limitation on Asset Sales and Specified Collateral Dispositions", on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

Limitation on Debt.    The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence and no Default or Event of Default would be continuing following such Incurrence and application of proceeds and either:

(a)    such Debt is Debt of the Company or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; or

(b)    such Debt is Permitted Debt.

The term "Permitted Debt" is defined to include the following:

(a)    Debt of the Company outstanding on the Issue Date and evidenced by the 9½% Notes and of Subsidiary Guarantors, including any future Guarantor, evidenced by guarantees relating to the 9½% Notes;

(b)    Debt of the Company or a Subsidiary Guarantor (including Guarantees thereof) (i) under any Credit Facilities, (ii) Incurred pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction or an Equipment Financing Transaction, (iii) Incurred in respect of Capital Lease Obligations, (iv) Incurred pursuant to Debt Issuances or (v) Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all such Debt in clauses (i) through (v) hereof at any one time outstanding shall not exceed the greater of (1) $2,500 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales and Specified Collateral Dispositions" and (2) the sum of the amount equal to (A) 60% of the book value of the inventory (determined using the first-in-first-out method of accounting) of the Company and the Restricted Subsidiaries and (B) 85% of the book value of the accounts receivables of the Company and the Restricted Subsidiaries;

(c)    [intentionally omitted]

(d)    Debt of the Company outstanding on the Issue Date and evidenced by the 12.5% Notes and of Subsidiary Guarantors, including any future Guarantor, evidenced by guarantees relating to the 12.5% Notes;

(e)    Debt Incurred after the Issue Date in respect of Purchase Money Debt, provided that the aggregate principal amount of such Debt does not exceed 80% of the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed, developed or leased, including additions and improvements thereto;

(f)    Debt of the Company owing to and held by any consolidated Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any consolidated Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such consolidated Restricted Subsidiary ceasing to be a consolidated Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(g)    Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(h)    Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(i)    Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(j)    Debt in connection with one or more standby letters of credit, banker's acceptance, performance or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(k)    Debt outstanding on February 12, 2003 not otherwise described in clauses (a) through (j) above or clauses (p) through (q) below;

(l)    other Debt of the Company or a Subsidiary Guarantor (including Guarantees thereof) in an aggregate principal amount outstanding at any one time not to exceed $400 million;

(m)    Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

(n)    Debt arising from the honoring by a bank or other financial institution of a check or draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five Business Days of its Incurrence;

(o)    endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(p)    [intentionally omitted]

(q)    Debt in respect of Sale and Leaseback Transactions or Real Estate Financing Transactions involving only real property (and the related personal property) owned by the Company or a Subsidiary Guarantor on the Issue Date in an aggregate principal amount outstanding at any one time not to exceed $150 million, provided that such Sale and Leaseback Transactions or Real Estate Financing Transactions may involve Property other than real property (and the related personal property) owned on the Issue Date to the extent the portion of the Debt related to such Property is permitted by another provision of this covenant at the time of Incurrence;

(r)    Debt in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations Incurred to finance the acquisition, construction and development of Property after the Issue Date, including additions and improvements thereto, provided that any reclassification of such Debt as a Capital Lease Obligation shall be deemed an Incurrence of such Debt;

(s)    Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d), (e), (k) and (q) above; and

(t)    Debt arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (a) such Debt is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Debt will at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company or such Restricted Subsidiary in connection with such disposition.

Notwithstanding anything to the contrary contained in this covenant, the Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Subsidiary Guarantor. In addition, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur, directly or indirectly, any Senior Obligation that is subordinate or junior in right of payment to any other Debt of the Company or any Subsidiary Guarantor.

For purposes of determining compliance with this covenant, (1) in the event that an item of Debt meets the criteria of more than one of the types of Debt described herein, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses, (2) the Company will be entitled at the time of such Incurrence to divide and classify an item of Debt in more than one of the types of Debt described herein and (3) with respect to Debt permitted under clause (k) in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations on February 12, 2003, any reclassification of such Debt as a Capital Lease Obligation shall not be deemed an Incurrence of such Debt; provided, however, that (u) all outstanding Debt evidenced by the 8.125% Notes will be deemed to have been incurred pursuant to clause (b) of the second paragraph of this covenant, (v) all outstanding Debt evidenced by the Receivables Facility will be deemed to have been incurred pursuant to clause (b) of the second paragraph of this covenant, (w) all outstanding Debt evidenced by the Restricted Bonds and of Subsidiary Guarantors evidenced by Subsidiary Guarantees relating to the Restricted Bonds immediately following the Issue Date will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant, (x) all outstanding Debt under the Senior Credit Facility immediately following the Issue Date will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant, (y) all outstanding Debt in respect of Sale and Leaseback Transactions involving real property owned by the Company on February 12, 2003 will be deemed to have been Incurred pursuant to clause (q) of the second paragraph of this covenant, and all outstanding Debt in respect of Sale and Leaseback Transactions involving property acquired by the Company after February 12, 2003 will be deemed to have been Incurred pursuant to clause (r) of the second paragraph of this covenant; and (z) any Permitted Debt may later be reclassified as having been Incurred pursuant to any other clause of the second paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification.

Limitation on Restricted Payments.    The Company will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

(a)    a Default or Event of Default shall have occurred and be continuing;

(b)    the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt;" or

(c)    the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since February 12, 2003 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1)    50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter that commences after February 12, 2003 occurs to the end of the most recent fiscal quarter for which financial statements have been filed with the Commission (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

(2)    100% of Capital Stock Sale Proceeds; plus

(3)    the sum of:

(A)    the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after February 12, 2003 of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company; and

(B)    the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet after February 12, 2003 upon the conversion or exchange of any Debt (other than convertible or exchangeable debt issued or sold after February 12, 2003) for Capital Stock (other than Disqualified Stock) of the Company;

excluding, in the case of clause (A) or (B):

(x)    any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees; and

(y)    the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange;

plus

(4)    an amount equal to the sum of:

(A)    the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after February 12, 2003 in each case to the Company or any Restricted Subsidiary from such Person less the cost of the disposition of such Investments; and

(B)    the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after February 12, 2003);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, the Company may:

(a)    pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that, if declared on or after February 12, 2003, such dividend shall be included in the calculation of the amount of Restricted Payments;

(b)    purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after February 12, 2003 in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that:

(1)    such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

(2)    the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c)    purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after February 12, 2003 in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d)    so long as no Default or Event of Default shall have occurred or be continuing, declare and pay dividends to the holders of Series D Preferred Stock, Class A Cumulative Preferred Stock, Class C Cumulative Preferred Stock and Class D Cumulative Preferred Stock outstanding on February 12, 2003 or issued after February 12, 2003 solely in payment of dividends on the same class of stock; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(e)    so long as no Default or Event of Default has occurred and is continuing the repurchase or other acquisition on or after February 12, 2003, of shares of or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $10 million; provided, further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

(f)    make payments not to exceed $1 million in the aggregate to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock on or after February 12, 2003; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

(g)    make any other Restricted Payments on or after February 12, 2003 not to exceed an aggregate amount of $25 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned on February 12, 2003 or thereafter acquired, or any interest therein or any income or profits therefrom. If the Company or any Subsidiary Guarantor creates any additional Lien upon any Property to secure any Secured Obligations, it must concurrently grant a second priority Lien (subject to Permitted Liens) upon such Property as security for the Notes or Subsidiary Guarantees of the Notes such that the Property subject to such Lien becomes Second Priority Collateral subject to the Second Priority Liens, except (i) to the extent the terms of the 12.5% Notes as in effect on the Issue Date require, with respect to proceeds of Collateral Dispositions and (ii) to the extent such Property constitutes cash or cash equivalents required to secure only letter of credit obligations under Credit Facilities following a default under such Credit Facilities.

Notwithstanding anything in the preceding paragraph, (a) (i) the aggregate principal amount of all Secured Debt at any one time outstanding under clauses (a), (b), (l) and (s) (as it relates to clause (a)) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt" shall not exceed the aggregate amount of Debt that at such time may be outstanding at any one time under such clauses (b) and (l) and (ii) the aggregate principal amount of Senior Obligations constituting Debt and any other Debt secured by a Lien on the Collateral that shares in the distribution of proceeds of Collateral prior to the Notes, at any one time outstanding shall not exceed the sum of the aggregate amount of Debt that at such time may be outstanding at any one time under such clause (b) and $200 million; and (b) the Company will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of the Collateral (including Collateral consisting of Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it securing any Public Debt unless the holders of such Public Debt share in the distribution of proceeds from the foreclosure on Collateral either (A) on an equal and ratable basis with the holders of the Senior Obligations or (B) on an equal and ratable basis with the holders of the Notes (and any other obligations that share on an equal and ratable basis with the holders of the Notes).

Limitation on Asset Sales and Specified Collateral Dispositions.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a)    the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(b)    at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of Qualified Consideration; and

(c)    the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

The Net Available Cash (or any portion thereof) from Asset Sales and Specified Collateral Dispositions may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(a)    to Repay the Secured Obligations (or, to the extent required by the terms of the 12.5% Notes (but only to the extent the terms as in effect on February 12, 2003 would have so required) with respect to proceeds of Specified Collateral Dispositions, to provide for such Repayment) or any other Debt of the Company or any Restricted Subsidiary secured by a Lien on Property of the Company or any Restricted Subsidiary of the Company (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); provided, however, that to the extent the proceeds from a Specified Collateral Disposition will be allocated pursuant to the terms of any other Second Priority Debt Obligations to Repay or provide for the Repayment of such Second Priority Debt Obligations, a pro rata portion of such proceeds must, to the extent not inconsistent with the terms of such other Second Priority Debt Obligations, be allocated to Repay the Notes pursuant to an Asset Sales Prepayment Offer and the full amount of such allocated portion (i) will be deemed Excess Proceeds and (ii) will, upon such Asset Sales Prepayment Offer, be deemed Allocable Excess Proceeds; or

(b)    to reinvest in Additional Assets or Expansion Capital Expenditures (including by means of an Investment in Additional Assets or Expansion Capital Expenditures by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that (i) the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets or Expansion Capital Expenditures of the Company and (ii) if the assets that were the subject of such Asset Disposition constituted Collateral, then such Net Available Cash must be reinvested in Additional Assets that are pledged at the time as Collateral to secure the Notes or Subsidiary Guarantees of the Notes, subject to the Collateral Documents, or in Expansion Capital Expenditures to improve assets that constitute Collateral securing the Notes or Subsidiary Guarantees of the Notes at the time.

Pending application of Net Available Cash pursuant to this covenant, which shall not be required in respect of an Asset Sale that is not a Specified Collateral Disposition if the Net Available Cash from such Asset Sale is less than $1 million, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness. If the Net Available Cash from an Asset Sale that is not a Specified Collateral Disposition equals or exceeds $1 million, any Net Available Cash from such Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds;" provided, however, that the amount of any Net

Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within 24 months from the date of the receipt of such Net Available Cash shall also constitute "Excess Proceeds."

When the aggregate amount of Excess Proceeds exceeds $20.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Asset Sales Prepayment Offer") the Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

The term "Allocable Excess Proceeds" will mean the product of:

(a)    the Excess Proceeds; and

(b)    a fraction,

(1)    the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Asset Sales Prepayment Offer; and

(2)    the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Asset Sales Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Asset Sales Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt or otherwise repay such Debt at substantially the same time as the Asset Sales Prepayment Offer.

Within five Business Days after the Company is obligated to make an Asset Sales Prepayment Offer as described in the preceding paragraph, the Company will send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Asset Sales Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a)    pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

(b)    make any loans or advances to the Company or any other Restricted Subsidiary; or

(c)    transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1)    with respect to clauses (a), (b) and (c), to restrictions:

(A)    in effect on the Issue Date;

(B)    relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company;

(C)    that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restriction is no less favorable to the holders of Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than those under the agreement evidencing the Debt so Refinanced;

(D)    resulting from the Incurrence of any Debt permitted pursuant to the covenant described under "—Limitation on Debt," provided that (i) the restriction is no less favorable to the holders of Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than the restrictions of the same type contained in the Indenture and (ii) the Board of Directors determines (as evidenced by a resolution of the Board of Directors) in good faith that such restrictions will not impair the ability of the Company to make payments of principal and interest on the Notes when due;

(E)    existing by reason of applicable law; or

(F)    any contractual requirements incurred with respect to Qualified Receivables Transactions relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Company, are customary for Qualified Receivables Transactions; and

(2)    with respect to clause (c) only, to restrictions:

(A)    relating to Debt that is permitted to be Incurred and secured pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt;

(B)    encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

(C)    resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; or

(D)    customary restrictions contained in agreements relating to the sale or other disposition of Property limiting the transfer of such Property pending the closing of such sale.

Limitation on Transactions with Affiliates.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

(a)    the terms of such Affiliate Transaction are:

(1)    set forth in writing;

(2)    in the best interest of the Company or such Restricted Subsidiary, as the case may be; and

(3)    no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

(b)    if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $25.0 million in any 12-month period, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee; and

(c)    if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $50.0 million in any 12-month period, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a)    any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b)    any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment (other than pursuant to clauses (a)(iii), (b), (g), (h), (i), (k) or (l) of the definition of "Permitted Investment");

(c)    the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of and related indemnities provided to officers, directors, consultants and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(d)    loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25 million in the aggregate at any one time outstanding;

(e)    any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of "Credit Facilities" and permitted under clause (b) of the second paragraph of the covenant described under "—Limitation on Debt;"

(f)    payments of customary fees by the Company or any of its Restricted Subsidiaries to Leonard Green & Partners L.P. or any of its Affiliates made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of the Board of Directors in good faith;

(g)    if such Affiliate Transaction is with any Person solely in its capacity as a holder of Debt or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Person is treated no more favorably than any other holder of such Debt or Capital Stock of the Company or any of its Restricted Subsidiaries; and

(h)    any agreement as in effect on the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the holders of the Notes in any material respect).

Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a)    the Company or such Restricted Subsidiary would be entitled to:

(1)    Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt;" and

(2)    create a Lien on such Property securing such Attributable Debt without also securing the Notes or the applicable Subsidiary Guarantee pursuant to the covenant described under "—Limitation on Liens;" and

(b)    such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales and Specified Collateral Dispositions," provided that such Sale and Leaseback Transaction constitutes an Asset Sale.

Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a)    the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary and is not required to be a Subsidiary Guarantor pursuant to the Indenture; and

(b)    either:

(1)    the Subsidiary to be so designated has total assets of $1,000 or less; or

(2)    such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification as a Restricted Subsidiary or if such Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate that:

(a)    certifies that such designation or redesignation complies with the foregoing provisions; and

(b)    gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

Guarantees by Subsidiaries.    (a) The Company shall cause each Subsidiary that becomes or is a Collateral Subsidiary Guarantor or an obligor with respect to any of the Secured Obligations (except a Foreign Subsidiary that becomes an obligor solely in respect of Debt or other obligations of itself or another Foreign Subsidiary), in each case, to become a Subsidiary Guarantor by becoming a party to the Second Priority Subsidiary Guarantee Agreement and the Intercreditor Agreement, if such Subsidiary is not already a Subsidiary Guarantor party thereto, and delivering evidence thereof to the Trustee at the time such Person becomes a Collateral Subsidiary Guarantor or such an obligor.

(b)    The Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee the payment of any Debt or Capital Stock of the Company (other than Guarantees permitted pursuant to clauses (j) or (o) of the second paragraph of the covenant described under "—Limitation on Debt"), except that a Restricted Subsidiary that is not a Subsidiary Guarantor may Guarantee Debt of the Company, provided that:

(1)    such Debt and the Debt represented by such Guarantee is permitted by the covenant described under "—Limitation on Debt;"

(2)    such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary and such Guarantee of Debt of the Company:

(A)    unless such Debt is a Subordinated Obligation, shall be pari passu (or subordinate) in right of payment to and on substantially the same terms as (or less favorable to such Debt than) such Restricted Subsidiary's Guarantee with respect to the Notes; and

(B)    if such Debt is a Subordinated Obligation, shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Notes.

(c)    Upon any Subsidiary becoming a Subsidiary Guarantor as described above, such Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(1)    such Guarantee of the Notes has been duly executed and authorized; and

(2)    such Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

In addition, no Subsidiary Guarantor shall Guarantee, directly or indirectly, (1) any Debt of the Company that is subordinate or junior in right of payment to any other Debt of the Company unless such Guarantee is expressly subordinate in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor or (2) any Debt of the Company other than Senior Obligations unless such Guarantee is expressly subordinate in right of payment to or ranks pari passu with, the Subsidiary Guarantee of such Subsidiary Guarantor.

Additional Security Documents.    From and after the Issue Date, if the Company or any Subsidiary of the Company executes and delivers in respect of any Property of such Person any mortgages, deeds of trust, security agreements, pledge agreements or similar instruments to secure Debt or other obligations that at the time constitute Secured Obligations (except for a Foreign Subsidiary that does so solely in respect of Debt or other obligations of itself or another Foreign

Subsidiary), then the Company will, or will cause such Subsidiary to, execute and deliver substantially identical mortgages, deeds of trust, security agreements, pledge agreements or similar instruments in order to vest in the Second Priority Collateral Trustee a perfected second priority security interest, subject only to Permitted Liens and the Intercreditor Agreement, in such Property for the benefit of the Second Priority Collateral Trustee on behalf of the holders of the Notes, among others, and thereupon all provisions of the Indenture relating to the Collateral will be deemed to relate to such Property to the same extent and with the same force and effect.

Merger, Consolidation and Sale of Property

The Company will not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a)    the Company will be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)    the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

(c)    in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d)    immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e)    immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (i) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt" or (ii) the Surviving Person would have a Consolidated Interest Coverage Ratio which is not less than the Consolidated Interest Coverage Ratio of the Company immediately prior to such transaction or series of transactions; and

(f)    the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor, or a merger of a Subsidiary Guarantor into the Company or another Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a)    such Subsidiary Guarantor will be the Surviving Person or the Surviving Person (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)    the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by a Subsidiary Guarantee or a supplement to the Second Priority Subsidiary Guarantee Agreement or a supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(c)    immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c), any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(d)    the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The foregoing provisions (other than clause (c)) shall not apply to (i) any transactions which do not constitute an Asset Sale if the Subsidiary Guarantor is otherwise being released from its Subsidiary Guarantee at the time of such transaction in accordance with the Indenture and the Second Priority Collateral Documents or (ii) any transactions which constitute an Asset Sale if the Company has complied with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions" and the Subsidiary Guarantor is released from its Subsidiary Guarantee at the time of such transaction in accordance with the Indenture and the Second Priority Collateral Documents.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be) but the predecessor Company in the case of:

(a)    a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety); or

(b)    a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Notes.

Commission Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that the Company will be required to provide to holders of Notes any such information, documents or reports that are not so filed.

Events of Default

Events of Default in respect of the Notes include:

(1)    failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2)    failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3)    failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property;"

(4)    failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5)    a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the final maturity of such Debt, or failure to pay any such Debt at final maturity (giving effect to applicable grace periods), in an aggregate amount greater than $35 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

(6)    any judgment or judgments for the payment of money in an aggregate amount in excess of $35 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

(7)    certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

(8)    any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) and such default continues for 10 days after notice or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the "guarantee provisions");

(9)    the material impairment of the security interests under the Second Priority Collateral Documents (other than in accordance with the terms of the Second Priority Collateral Documents and the Indenture as each may be amended from time to time) for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Second Priority Collateral Documents and the Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any of its Subsidiaries asserting, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable (the "security default provisions"); and

(10)    for so long as the 12.5% Notes remain outstanding, a default under clauses (9) or (10) of the definition of "Event of Default" under the indenture governing the 12.5% Notes that is not cured or waived in accordance with the terms thereof.

A Default under clause (4), (8) or (9) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount at maturity of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)    such holder has previously given to the Trustee written notice of a continuing Event of Default;

(b)    the holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

(c)    the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

(a)    Subject to exceptions, the Indenture and, subject to any other consent required under the terms of the applicable Second Priority Collateral Documents, the Second Priority Collateral Documents may be amended with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and (subject as aforesaid) any past default or compliance with any provisions may also be waived (except, in the case of the Indenture, a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

(1)    amend the Indenture to reduce the amount of Notes whose holders are required to consent to an amendment or waiver;

(2)    amend the Indenture to reduce the rate of or extend the time for payment of interest on any Note;

(3)    amend the Indenture to reduce the principal of or extend the Stated Maturity of any Note;

(4)    amend the Indenture to make any Note payable in money other than that stated in the Note;

(5)    amend the Indenture or any Subsidiary Guarantee to further impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or any Subsidiary Guarantee;

(6)    amend the Indenture or any Subsidiary Guarantee to subordinate the Notes or any Subsidiary Guarantee to any other obligation of the Company or the applicable Subsidiary Guarantor (except in the case of the Second Priority Subsidiary Guarantee Agreement, as permitted by paragraph (c) below);

(7)    amend the Indenture to reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under "—Optional Redemption;"

(8)    amend the Indenture to reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred amend the definition of Change of Control or change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer; and

(9)    at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, amend the Indenture to change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto.

(b)    Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture and, subject to any other consent required under the terms of the applicable Second Priority Collateral Documents, the Second Priority Collateral Documents to:

(1)    cure any ambiguity, omission, defect or inconsistency;

(2)    provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture or any Second Priority Collateral Documents;

(3)    provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)    add additional Guarantees with respect to the Notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Indenture or the Subsidiary Guarantees;

(5)    further secure the Notes (and if such security interest includes Liens on Property of the Company, provide for releases of such Property on terms comparable to the terms on which Collateral constituting Property of Subsidiary Guarantors may be released), release all or any portion of the Collateral pursuant to the terms of the Second Priority Collateral Documents, add to the covenants of the Company or the Subsidiary Guarantors for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company;

(6)    in the case of the Indenture, make any change that does not adversely affect the rights of any holder of the Notes;

(7)    make any change to the subordination provisions of a Subsidiary Guarantee or any Second Priority Collateral Documents that would limit or terminate the benefits available to any holder of Senior Obligations under such provisions; or

(8)    make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

(c)    Without limiting the foregoing, the holders of Notes will be deemed to have consented for purposes of the Second Priority Collateral Documents (including for purposes of determining actions of the Second Priority Instructing Group) to (i) any amendment, waiver or other modification (including any consent thereunder) of the Second Priority Collateral Documents (including without limitation, any annexes, exhibits or schedules thereto) that would not be adverse to the holders of Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), and (ii) to any of the following amendments, waivers and other modifications to the Second Priority Collateral Documents:

(1)    an amendment to the Intercreditor Agreement to modify the restriction on changes to Second Priority Collateral Documents and Second Priority Debt Documents without the consent of holders of Senior Obligations or their representatives (but without modifying any provisions relating to consent of holders of Notes or other Second Priority Debt to various actions);

(2)    to the extent such amendment, waiver or modification relates to the amount (including amounts of Senior Obligations and Second Priority Debt) or the terms of Debt (including as reflected in related definitions such as Replacement Second Priority Debt)that may be secured by Liens on the Collateral, as may be consented to by the Senior Collateral Agents or the Senior Banks in accordance with the terms of the Intercreditor Agreement or the applicable Second Priority Collateral Document (but without limiting any of the restrictive covenants and related definitions contained in the Indenture);

(3)    an amendment to the Second Priority Subsidiary Guarantee Agreement to subordinate, on comparable terms to those provided therein with respect to Senior Bank Obligations, the obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement to the prior payment when due of the guarantees by such Subsidiary Guarantor of any Additional Senior Debt, provided that such amendment applies equally with respect to all Second Priority Debt;

(4)    an amendment to the Second Priority Collateral Documents to provide for a class of Secured Obligations having rights in respect of the Collateral that are subordinated to the Second Priority Debt Obligations to at least the same extent that the Second Priority Debt Obligations are subordinated to the Senior Obligations, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), provided that (A) such Debt is not secured by Liens on any assets other than Collateral and (B) to the extent such Secured Obligations represent Debt of a Subsidiary of the Company, such Subsidiary is a Subsidiary Guarantor and such Debt is subordinated to the prior payment of the Second Priority Debt Obligation to at least the same extent as the Subsidiary Guarantees are subordinated to the Senior Obligations (determined as aforesaid);

(5)    an amendment to the Intercreditor Agreement to provide, on comparable terms to those provided therein with respect to Senior Bank Obligations, the lenders under any Senior Obligations (including Additional Senior Debt Obligations) with rights and remedies with respect to the Collateral, including rights to distributions of proceeds of Collateral and rights to control all remedies or other activities related to the Collateral so long as any Senior Obligations remain outstanding, comparable to those provided therein with respect to the Senior Bank Obligations, provided that (A) the holders of Senior Obligations and their representatives have obligations to holders of Second Priority Debt and their representatives comparable to the obligation of holders of Senior Bank Obligations and their representatives provided therein and (B) such amendment applies equally with respect to all Second Priority Debt;

(6)    an amendment to the Intercreditor Agreement to change the conditions that must be satisfied in order for a representative of additional Debt to become a party to the

Intercreditor Agreement, provided that (A) such amendment is consented to by the Senior Collateral Agents in accordance with the terms of the Intercreditor Agreement, (B) the conditions continue to require a representative of such holders on behalf of such holders to become a party to the Intercreditor Agreement, (C) such amendment applies equally with respect to all Second Priority Debt, (D) the ability of the Second Priority Collateral Trustee and the holders of Second Priority Debt and their representatives to enforce their rights under the Intercreditor Agreement are not adversely affected in any material respect by such amendment and (E) the Lien on the Collateral securing the Subsidiary Guarantees of the Notes will not be impaired (other than the addition of new Secured Obligations that will be secured by the Collateral) as a result of implementation of such amendment;

(7)    an amendment, waiver or modification to the Second Priority Collateral Documents to effectuate (i) (A) the release of assets included in the Collateral from the Liens securing the Notes (I) if all other Liens on those assets securing the Senior Obligations (including all commitments thereunder) are released, (II) if the Company or a Subsidiary of the Company provides substitute Collateral for all or a portion of those assets with at least an equivalent fair value, as determined in good faith by our Board of Directors (as evidenced by a resolution of the Board of Directors) or (III) if those assets are owned by a Subsidiary that is a Subsidiary Guarantor and that Subsidiary Guarantor is released from it Subsidiary Guarantee, provided that in the case of each of (I)-(III) after giving effect to the release there remains no Lien on such assets securing any Secured Obligations, or (B) the release of the Subsidiary Guarantee of a Subsidiary Guarantor of the Notes upon such Subsidiary Guarantor ceasing to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Senior Obligations, provided that after giving effect to the release the Subsidiary Guarantor ceases to Guarantee or be an obligor in respect of, or to pledge its assets to secure, any Secured Obligations and provided, in the case of both (A) and (B), that after giving effect to the release, at least $300 million in aggregate principal amount of Senior Obligations under Credit Facilities will remain outstanding or (ii) a release of Collateral or a Subsidiary Guarantee of a Subsidiary Guarantor otherwise in accordance with the terms of the Indenture and the Second Priority Collateral Documents;

(8)    with respect to any amendment, waiver or modification agreed to by the Senior Collateral Agents or the holders of the Senior Obligations under any provision of any Senior Collateral Documents, a comparable amendment, waiver or modification to the comparable provision of the comparable Second Priority Collateral Document, provided that such amendment, waiver or modification applies equally with respect to all Second Priority Debt;

(9)    upon request of the Company without consent of any holders of the Notes unless, within 20 Business Days after written notice of the proposed amendment, waiver or modification is mailed to the Trustee and holders of Notes, 25% in interest of the holders of Notes delivers to the Trustee written objection thereto;

(10)    with the written consent of the holders of at least a majority of the aggregate principal amount of the Notes then outstanding pursuant to paragraph (a) above; or

(11)    an amendment, waiver or modification permitted pursuant to paragraph (b) above.

At the request of the Company, the Trustee will execute and deliver any documents or instruments evidencing such deemed consent of the holders of Notes. The Indenture will also direct the Trustee, in its capacity as Second Priority Representative to holders of Notes, to take such action under the Second Priority Collateral Documents as may be requested by the Company to give effect to any such amendment, waiver or modification. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of the Indenture or the Notes.

The foregoing will not limit the right of the Company to amend, waive or otherwise modify the Second Priority Collateral Documents in accordance with their terms.

The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

The terms of the 9½% Notes and the 8.125% Notes contain similar deemed consents by holders of such notes (including for purposes of determining actions of the Second Priority Instructing Group).

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

The Company at any time may terminate:

(1)    its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Restrictive Covenants;"

(2)    the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guarantee provisions and the security default provisions described under "—Events of Default" above; and

(3)    the limitations contained in clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Restrictive Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "—Events of Default" above or because of the failure of the Company to comply with clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, the Second Priority Lien, as they pertain to the Notes, will be released and each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee, as it pertains to the Notes.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a)    the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

(b)    the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(c)    123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "—Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

(d)    no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e)    such deposit does not constitute a default under any other agreement or instrument binding on the Company;

(f)    the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g)    the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

(1)    the Company has received from the Internal Revenue Service a ruling; or

(2)    since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h)    in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i)    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Governing Law

The Indenture and the Notes are governed by the laws of the State of New York without reference to principles of conflicts of law.

The Trustee

BNY Midwest Trust Company is the Trustee under the Indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Definitions

Set forth below is a summary of the defined terms used in the Description of Notes above. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

"Additional Assets" means:

(a)    any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b)    Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

"Additional Senior Debt" means any other Debt of the Company Guaranteed by the Subsidiary Guarantors pursuant to the Senior Subsidiary Guarantee Agreement with such Guarantees secured by the Senior Collateral on a paripassu basis with the Senior Bank Obligations; provided,however, that such Debt is permitted to be incurred, secured and guaranteed on such basis by the Indenture and the Second Priority Collateral Documents.

"Additional Senior Debt Documents" means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Additional Senior Debt Facility" means the indenture or other governing agreement with respect to any Additional Senior Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Additional Senior Debt Obligations" means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of and interest (including without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company, whether or not allowed or allowable as a claim in any such proceeding) on such Additional Senior Debt, (b) all other amounts payable by the Company to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals, extensions or Refinancings of the foregoing.

"Additional Senior Debt Parties" means, with respect to any series, issue or class of Additional Senior Debt, the holders of such indebtedness from time to time, any trustee or agent therefore under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Obligor under any related Additional Senior Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof.

"Affiliate" of any specified Person means:

(a)    any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

(b)    any other Person who is a director or executive officer of:

(1)    such specified Person;

(2)    any Subsidiary of such specified Person; or

(3)    any Person described in clause (a) above.

For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

(a)    any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares); or

(b)    any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

in the case of either clause (a) or clause (b) above, whether in a single transaction or a series of related transactions, (i) that have a Fair Market Value in excess of $10 million or (ii) for aggregate consideration in excess of $10 million, other than, in the case of clause (a) or (b) above:

(1)    any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

(2)    any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments;"

(3)    any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property";

(4)    a sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

(5)    a transfer of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction; or

(6)    a sale by the Company or a Restricted Subsidiary of Property by way of a Sale and Leaseback Transaction but only if (A) such Property was owned by the Company or a Restricted Subsidiary on the Issue Date, (B) the requirements of clause (a) of the covenant described under "—Restrictive Covenants—Limitation on Sale and Leaseback Transactions" are satisfied with respect to such Sale and Leaseback Transaction, (C) the requirements of clauses (a), (b) and (c) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions" are satisfied as though such Sale and Leaseback Transaction constituted an Asset Sale and (D) the aggregate Fair Market Value of such Property, when added to the Fair Market Value of all other sales of Property pursuant to this clause (6) since February 12, 2003, does not exceed $150 million.

"Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination:

(a)    if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation," and

(b)    in all other instances, the greater of:

(1)    the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

(2)    the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (in each case including any period for which such lease has been extended).

"Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a)    the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b)    the sum of all such payments.

"Board of Directors" means the board of directors of the Company or any duly authorized and constituted committee thereof.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law, regulation, executive order or governmental decree to close.

"Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Restrictive Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

"Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights,

warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

"Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after February 12, 2003, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Change of Control" means the occurrence of any of the following events:

(a)    if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (other than one or more Permitted Holders), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

(b)    the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1)    the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation; and

(2)    the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

(c)    during any period of two consecutive years commencing after February 12, 2003, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(d)    the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

"Class A Cumulative Preferred Stock" means Rite Aid Lease Management Company's Preferred Stock, par value $100.00 per share, designated as Class A Cumulative.

"Class C Cumulative Preferred Stock" means the Rite Aid Risk Management Corp.'s Preferred Stock, par value $1.00 per share, designated as Class C Cumulative Participating Voting.

"Class D Cumulative Preferred Stock" means the Rite Aid Risk Management Corp.'s Preferred Stock, par value $100.00 per share, designated as Class D Cumulative Participating Voting.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral"means all the collateral described in the Collateral Documents.

"Collateral Disposition" means (a) any sale, transfer or other disposition of Collateral (including any property or assets that would constitute Collateral but for the release of the Senior Lien and the Second Priority Lien with respect thereto in connection with such sale, transfer or other disposition), or (b) any casualty or other insured damage or Condemnation with respect to Collateral.

"Collateral Documents" means (a) the Senior Collateral Documents and (b) the Second Priority Collateral Documents.

"Collateral Subsidiary Guarantor" means any Subsidiary of the Company that is a party to the Senior Subsidiary Guarantee Agreement or the Second Priority Subsidiary Guarantee Agreement.

"Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

"Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

"Condemnation" means any action or proceeding for the taking of any assets of the Company or its Subsidiaries, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any similar public improvement or condemnation proceeding.

"Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

(a)     the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b)    Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(1)    if

(A)    since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt; or

(B)    the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2)    if

(A)    since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

(B)    the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

(C)    since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted

Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (excluding the non-cash interest expense related to (x) litigation reserves, (y) closed store liability reserves and (z) self-insurance reserves), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, and without duplication:

(a)    interest expense attributable to Capital Lease Obligations;

(b)    amortization of debt discount and debt issuance cost, including commitment fees;

(c)    capitalized interest;

(d)    non-cash interest expense other than expenses under clauses (x), (y) and (z) above;

(e)    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing;

(f)    net costs associated with Hedging Obligations (including amortization of fees but excluding costs associated with forward contracts for inventory in the ordinary course of business);

(g)    Disqualified Stock Dividends;

(h)    Preferred Stock Dividends;

(i)    interest Incurred in connection with Investments in discontinued operations;

(j)    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary; and

(k)    the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

"Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a)    any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(1)    subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

(2)    the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(b)    [intentionally omitted];

(c)    any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

(1)    subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

(2)    the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(d)    any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(e)    any extraordinary gain or loss;

(f)    the cumulative effect of a change in accounting principles;

(g)    any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock);

(h)    store closing costs;

(i)    non-cash charges or credits that relate to use of the last-in-first-out method of accounting for inventory; and

(j)    loss on debt modifications.

Notwithstanding the foregoing, for purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

"Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Credit Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), or trade letters of credit, in each case together with Refinancings thereof on any basis so long as such Refinancing constitutes Debt.

"Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

"Debt" means, with respect to any Person on any date of determination (without duplication):

(a)    the principal of and premium (if any) in respect of:

(1)    debt of such Person for money borrowed; and

(2)    debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b)    all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c)    all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)    all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e)    the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g)    all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

(h)    to the extent not otherwise included in this definition, Hedging Obligations of such Person.

(i)    The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1)    zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt;" or

(2)    the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

"Debt Issuances" means, with respect to the Company or any Restricted Subsidiary, one or more issuances of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)    is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c)    is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock;

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

"Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

"EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a)    the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1)    the provision for taxes based on income or profits or utilized in computing net loss;

(2)    Consolidated Interest Expense and non-cash interest expense related to litigation reserves, closed store liability reserves and self-insurance reserves, to the extent excluded from Consolidated Interest Expense;

(3)    depreciation;

(4)    amortization of intangibles;

(5)    non-cash impairment charges;

(6)    charges relating to the investigations of the Company pending on the Issue Date by the United States Attorney and by the U.S. Department of Labor and amounts paid in satisfaction of any judgment, fine or settlement resulting therefrom; and

(7)    any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

(b)    all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

"8.125% Notes" means the Company's 8.125% Senior Secured Notes due 2010 issued under the indenture dated as of April 22, 2003, among the Company, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee, and outstanding on the Issue Date.

"Equipment Financing Transaction" means any arrangement (together with any Refinancing thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

"Equity Offering" means (a) an underwritten offering of common stock of the Company by the Company pursuant to an effective registration statement under the Securities Act or (b) so long as the Company's common stock is, at the time, listed or quoted on a national securities exchange (as such term is defined in the Exchange Act, an offering of common stock by the Company in a transaction exempt from or not subject to the registration requirements of the Securities Act.

"Event of Default" has the meaning set forth under "—Events of Default."

"Exchange Act" means the Securities Exchange Act of 1934.

"Exchange Notes" means the 7½% Senior Secured Notes due 2015 to be issued pursuant to the Indenture in connection with a Registered Exchange Offer or private exchanges pursuant to the Registration Agreement.

"Expansion Capital Expenditure" means any capital expenditure incurred by the Company or any Restricted Subsidiary in developing, relocating, remodeling and refurbishing a warehouse, distribution center, store or other facility (other than ordinary course maintenance) for carrying on the business of the Company and its Restricted Subsidiaries that the Board of Directors determines in good faith will enhance the income generating ability of the warehouse, distribution center, store or other facility.

"Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided:

(a)    if such Property has a Fair Market Value equal to or less than $25 million, by any Officer of the Company; or

(b)    if such Property has a Fair Market Value in excess of $25 million, by a majority of the Board of Directors and evidenced by a resolution of the Board of Directors, dated within 30 days of the relevant transaction, delivered to the Trustee.

"Foreign Subsidiary" means any Subsidiary of the Company which (a) is organized under the laws of any jurisdiction outside of the United States, (b) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (c) has substantially all its operations outside of the United States, (d) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands, or (e) does not own any material assets other than Capital Stock of one or more Subsidiaries of the type described in (a) through (d) above.

"GAAP" means United States generally accepted accounting principles as in effect on February 12, 2003, including those set forth:

(a)    in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(b)    in the statements and pronouncements of the Financial Accounting Standards Board;

(c)    in such other statements by such other entity as approved by a significant segment of the accounting profession; and

(d)    the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)    entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

(1)    endorsements for collection or deposit in the ordinary course of business; or

(2)    a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment."

The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

"Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Restrictive Covenants—Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

"Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

"Intercreditor Agreement" means the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of May 28, 2003 as amended as of September 22, 2004, among the Company, the Subsidiary Guarantors, the Second Priority Collateral Trustee, the Senior Collateral Agents and each Second Priority Representative, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

"Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments," "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a)    the Company's "Investment" in such Subsidiary at the time of such redesignation; less

(b)    the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

"Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, without regard to outlook.

"Issue Date" means the date on which the Restricted Bonds were initially issued.

"Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

"Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

"Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a)    all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b)    all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(c)    all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d)    the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

"9½% Notes" means the Company's 9½% Senior Secured Notes Due 2011 issued under the indenture dated as of February 12, 2003, among the Company, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee, and outstanding on the Issue Date.

"Obligors" means the Company, the Subsidiary Guarantors and any other Person who is liable for any of the Secured Obligations.

"Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

"Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Paying Agent" means any Person authorized by the Company to pay the principal of or interest on any Notes on behalf of the Company.

"Permitted Holder" means Leonard Green & Partners L.P. or any of its Affiliates.

"Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

(a)    (1) the Company, (2) any Restricted Subsidiary or (3) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(b)    any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

(c)    cash and Temporary Cash Investments;

(d)    receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

(e)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)    loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25 million at any one time outstanding;

(g)    stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

(h)    any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions;"

(i)    Hedging Obligations permitted under clause (g), (h) or (i) of the covenant described under "—Restrictive Covenants—Limitation on Debt;"

(j)    any Person if the Investments are outstanding on February 12, 2003 and not otherwise described in clauses (a) through (i) above;

(k)    Investments in Unrestricted Subsidiaries or joint venture entities (including purchasing cooperatives) that do not exceed $10 million outstanding at any one time in the aggregate;

(l)    other Investments that do not exceed $5 million outstanding at any one time in the aggregate;

(m)    Investments in any entity, formed by the Company or a Restricted Subsidiary, organized under Section 501(c)(3) of the Code, that do not exceed an aggregate amount of $5 million in any fiscal year; and

(n)    any assets, Capital Stock or other securities to the extent acquired in exchange for shares of Capital Stock of the Company (other than Disqualified Stock).

"Permitted Liens" means:

(a)    Liens to secure (x) Debt evidenced by the Restricted Bonds, the Exchange Notes or Subsidiary Guarantees relating to the Restricted Bonds or the Exchange Notes or (y) Debt permitted to be Incurred under clause (a), (b), (d) or (l) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt", provided, however, that:

(1)    if such Debt is Incurred pursuant to such clause (b) (other than pursuant to a Sale and Leaseback Transaction, a Capital Lease Obligation or by a Receivables Entity in a Qualified Receivables Transaction) or clause (l), a second priority Lien (subject to Permitted Liens) upon the Property (if such Property does not otherwise constitute Second Priority Collateral at such time) subject to such Lien is concurrently granted as security for the Notes such that such Property also constitutes Second Priority Collateral subject to the Second Priority Collateral Documents, except to the extent such Property constitutes cash or cash equivalents securing only letter of credit obligations under Credit Facilities following a default under such Credit Facilities, and

(2)    if such Debt is Incurred pursuant to such clause (a) or (d), a second priority Lien (subject to Permitted Liens) upon the Property subject to such Lien is concurrently granted as security for the Notes such that such Property constitutes Second Priority Collateral subject to the Second Priority Lien and the Notes are secured by such Lien equally and ratably (or prior to) such Debt pursuant to the Second Priority Collateral Documents, except as required by the terms of the 12.5% Notes, but only to the extent the terms as in effect on the Issue Date would have so required, with respect to proceeds of Collateral Dispositions;

(b)    Liens to secure Debt permitted to be Incurred under clause (e), (q) or (r) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt," provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, developed, constructed or leased with the proceeds of such Debt and any improvements or additions to such Property;

(c)    Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d)    Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e)    Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(f)    Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

(g)    Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h)    pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i)    utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j)    Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review and which do not give rise to an Event of Default;

(k)    leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

(l)    licenses of intellectual property in the ordinary course of business;

(m)    Liens existing on February 12, 2003 not otherwise described in clauses (a) through (l) above;

(n)    Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) (but only to the extent it relates to clause (a) or (d) referred to therein), (b) (other than Liens securing Debt Incurred pursuant to clause (r) referred to therein), (f), (g), or (m) above; provided, however, that (i) in the case of clause (a) or (b) above, the proviso to such clause remains satisfied and (ii) any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1)    the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b) (except as referred to above), (f), (g), or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

(2)    an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

(o)    Liens not otherwise permitted by clauses (a) through (n) above encumbering assets that have an aggregate Fair Market Value not in excess of $2 million.

"Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a)    such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1)    the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

(2)    an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b)    the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c)    the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d)    the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include: (x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor, or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

"Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

"Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

"pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

"Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

"Public Debt" means obligations of the Company or of a Subsidiary Guarantor evidenced by bonds, debentures, notes and similar instruments issued in a manner and pursuant to documentation customary in the market for obligations publicly traded or traded in the high yield bond or other private placement or similar market primarily among financial institutions (other than any such obligations that are traded primarily among commercial banks).

"Purchase Money Debt" means Debt Incurred to finance the acquisition, development, construction or lease by the Company or a Restricted Subsidiary of Property, including additions and improvements thereto, where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; provided, however, that such Debt is Incurred within 24 months after the completion of the acquisition, development, construction or lease of such Property by the Company or such Restricted Subsidiary.

"Qualified Consideration" means, with respect to any Asset Sale (or any other transaction or series of related transactions required to comply with clause (b) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions"), any one or more of (a) cash or cash equivalents, (b) notes or obligations that are converted into cash (to the extent of the cash received) within 90 days of such Asset Sale, (c) equity securities listed on a national securities exchange (as such term is defined in the Exchange Act) or quoted on the Nasdaq National Market and converted into cash (to the extent of the cash received) within 120 days of such Asset Sale, (d) the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities, (e) Additional Assets or (f) other Property, provided that the aggregate Fair Market Value of all Property received since February 12, 2003 by the Company and its Restricted Subsidiaries pursuant to Asset Sales (or such other transactions) that is used to determine Qualified Consideration pursuant to this clause (f) does not exceed $100 million.

"Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(a)    a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries); and

(b)    any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

(1)    if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity;

(2)    all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value; and

(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

"Rating Agencies" means Moody's and S&P.

"Real Estate Financing Transaction" means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

"Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and:

(a)    no portion of the Debt or any other obligations (contingent or otherwise) of which:

(1)    is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

(2)    is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(3)    subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)    with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c)    to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity's financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of this kind by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions. For the avoidance of doubt, Rite Aid Funding I and Rite Aid Funding II are designated Receivables Entities without any further action on the part of the Company.

"Receivables Facility" means the Receivables Financing Agreement dated as of September 21, 2004 (as such may be further amended, modified, supplemented or Refinanced from time to time), among Rite Aid Funding II, the Investors named therein, the Banks named therein, Citicorp North America Inc., as Program Agent, Rite Aid Headquarters Funding Inc., as Collection Agent, the Originators named therein and JPMorgan Chase Bank, as trustee.

"Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

"Registered Exchange Offer" means the offer by the Company, pursuant to the Registration Agreement, to certain holders of the Notes, to issue and deliver to such holders, in exchange for the Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

"Registration Agreement" means the Exchange and Registration Rights Agreement among the Company, the Subsidiary Guarantors and the Initial Purchasers relating to the Notes.

"Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

"Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions" and the definition of "Consolidated Interest Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

"Representatives" means each of the Senior Collateral Agents and the Second Priority Representatives.

"Restricted Payment" means:

(a)    any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b)    the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary);

(c)    the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d)    any Investment (other than Permitted Investments) in any Person; or

(e)    the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such

Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

Notwithstanding the foregoing, no payment or other transaction permitted by clause (c) or (f) under the caption "Limitation on Transactions with Affiliates" will be considered a Restricted Payment.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

"Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

"Second Priority Collateral" means all the "Second Priority Collateral" as defined in any Second Priority Collateral Document and shall also include the mortgaged properties described in the Senior Credit Facility and the proceeds thereof.

"Second Priority Collateral Documents" means the Second Priority Subsidiary Security Agreement, the Second Priority Subsidiary Guarantee Agreement, the Second Priority Indemnity, Subrogation and Contribution Agreement, the Intercreditor Agreement and each of the mortgages, security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing for purposes of providing collateral security or credit support for any Second Priority Debt Obligation or obligation under the Second Priority Subsidiary Guarantee Agreement (including, in each case, any schedules, exhibits or annexes thereto), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Second Priority Collateral Trustee" means Wilmington Trust Company, in its capacity as collateral trustee under the Intercreditor Agreement and the Second Priority Collateral Documents, and its successors.

"Second Priority Debt" means the Notes, the 12.5% Notes, the 9½% Notes, the 8.125% Notes and any other Debt of the Company Guaranteed by the Subsidiary Guarantors pursuant to the Second Priority Subsidiary Guarantee Agreement with such Guarantee secured on a pari passu basis by the Second Priority Collateral; provided, however, that such Debt is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and each Second Priority Debt Document.

"Second Priority Debt Documents" means (a) with respect to the Notes, the Indenture, the Notes and the Registration Agreement and (b) with respect to any other series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Debt, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Second Priority Debt Facility" means the indenture or other governing agreement with respect to any Second Priority Debt.

"Second Priority Debt Obligations" means, with respect to any series, issue or class of Second Priority Debt, (a) all principal of and interest (including without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company, whether or not allowed or allowable as a claim in any such proceeding) on such Second Priority Debt, (b) all other amounts payable by the Company to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals, extensions or Refinancings thereof of the foregoing.

"Second Priority Debt Parties" means, with respect to any series, issue or class of Second Priority Debt, the holders of such indebtedness from time to time, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Obligor under any related Second Priority Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof.

"Second Priority Indemnity, Subrogation and Contribution Agreement" means the Second Priority Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, among the Company, the Subsidiary Guarantors and the Second Priority Collateral Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Second Priority Instructing Group" means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

"Second Priority Lien" means the liens on the Second Priority Collateral in favor of the Second Priority Debt Parties under the Second Priority Collateral Documents.

"Second Priority Representative" means, in respect of a Second Priority Debt Facility, the Trustee, and the trustee, administrative agent, security agent or similar agent under each other Second Priority Debt Facility, as the case may be, and each of their successors in such capacities.

"Second Priority Subsidiary Guarantee Agreement" means the Second Priority Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after May 28, 2003) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Second Priority Subsidiary Security Agreement" means the Second Priority Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after May 28, 2003) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Secured Debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on property of the Company or any Restricted Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

"Secured Obligations" means the Senior Obligations, the Second Priority Debt Obligations and any other Debt or obligations related to such Debt that is secured by a Lien on any Collateral.

"Securities Act" means the Securities Act of 1933.

"Senior Bank" means a "Bank" as defined in the Senior Credit Facility.

"Senior Bank Obligations" means (a) the principal of each loan made under the Senior Credit Facility, (b) all reimbursement and cash collateralization obligations in respect of letters of credit issued under the Senior Credit Facility, (c) all monetary obligations of the Company or any Subsidiary under each Senior Interest Rate Agreement (as defined in the Senior Credit Facility) entered into (x) prior to September 22, 2004 with any counterparty that was a Senior Bank (or an Affiliate thereof) on September 22, 2004 or (y) on or after September 22, 2004 with any counterparty that was a Senior Bank (or an Affiliate thereof) at the time such Senior Interest Rate Agreement was entered into, (d) all interest on the loans, letter of credit reimbursement and other obligations under the Senior Credit Facility or such Senior Interest Rate Agreements (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any Subsidiary Guarantor, whether or not allowed or allowable as a claim in such proceeding), (e) all other amounts payable by the Company under the Senior Debt Documents and (f) all increases, renewals, extensions and refinancings of the foregoing.

"Senior Bank Parties" means each party to the Senior Credit Facility from time to time other than any Obligor, each counterparty to a Senior Interest Rate Agreement, the beneficiaries of each indemnification obligation undertaken by the Company or any other Obligor under any Senior Debt Document, and the successors and permitted assigns of each of the foregoing.

"Senior Collateral" means all the "Senior Collateral" as defined in any Senior Collateral Document and shall also include the mortgaged properties described in the Senior Credit Facility and the proceeds thereof.

"Senior Collateral Agents" means Citicorp North America, Inc. and JPMorgan Chase Bank, in their capacities as Senior Collateral Agents under the Senior Collateral Documents, and their respective successors.

"Senior Collateral Documents" means the Senior Mortgages, the Senior Subsidiary Security Agreement, the Senior Subsidiary Guarantee Agreement, the Senior Indemnity, Subrogation and Contribution Agreement, the Intercreditor Agreement and each of the mortgages, security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing or pursuant to the Senior Credit Facility or any Additional Senior Debt Facility or for purposes of providing collateral security or credit support for any Senior Bank Obligation or Additional Senior Debt Obligation or obligation under the Senior Subsidiary Guarantee Agreement (including, in each case, any schedules, exhibits or annexes thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Senior Credit Facility" means the Senior Credit Agreement dated as of June 27, 2001 as amended and restated as of August 4, 2003, as further amended and restated as of September 22, 2004 (as may be further amended, modified, supplemented or Refinanced from time to time), among the Company, the Banks as defined therein, Citicorp North America, Inc., as administrative agent and collateral processing co-agent, JPMorgan Chase Bank, as syndication agent and collateral processing co-agent, Fleet Retail Group, Inc., as co-documentation agent and collateral agent and The CIT Group/Business Credit, Inc. and General Electric Capital Corporation, as co-documentation agents.

"Senior Debt Documents" means (a) the Senior Credit Facility, each "Loan Document" as defined in the Senior Credit Facility, each Senior Interest Rate Agreement and the Senior Collateral Documents and (b) any Additional Senior Debt Documents.

"Senior Facilities" means the Senior Credit Facility and any Additional Senior Debt Facilities.

"Senior Indemnity, Subrogation and Contribution Agreement" means the Senior Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001 as amended and restated as of May 28, 2003, as further amended and restated as of September 22, 2004 among the Company, the Subsidiary Guarantors (including Subsidiary Guarantors becoming party thereto after June 27, 2001) and the Senior Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Senior Lien" means the liens on the Senior Collateral in favor of the Senior Bank Parties under the Senior Collateral Documents.

"Senior Mortgages" means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to the Senior Credit Facility.

"Senior Obligations" means the Senior Bank Obligations and any Additional Senior Debt Obligations.

"Senior Secured Parties" means the Senior Bank Parties and any Additional Senior Debt Parties.

"Senior Subsidiary Guarantee Agreement" means the Senior Subsidiary Guarantee Agreement, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after June 27, 2001) in favor of the Senior Collateral Agents for the benefit of the Senior Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Senior Subsidiary Security Agreement" means the Senior Subsidiary Security Agreement, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after June

27, 2001) in favor of the Senior Collateral Agents for the benefit of the Senior Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Series D Preferred Stock" means the Company's Preferred Stock, par value $1.00 per share, designated as Series D.

"Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

"Specified Collateral Disposition" means any Collateral Disposition (other than a Collateral Disposition occurring following the occurrence of a Triggering Event) in respect of which all or a portion of the resulting proceeds are required by the terms of any Second Priority Debt Obligations to be used or allocated to Repay such Second Priority Debt Obligations.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

"Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a)    such Person;

(b)    such Person and one or more Subsidiaries of such Person; or

(c)    one or more Subsidiaries of such Person.

"Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes pursuant to the Second Priority Subsidiary Guarantee Agreement or otherwise on the terms set forth in the Indenture.

"Subsidiary Guarantor" means each Subsidiary that is a party to the Second Priority Subsidiary Guarantee Agreement as of the Issue Date and any other Person that Guarantees the Notes pursuant to the covenant described under "—Restrictive Covenants—Guarantees by Subsidiaries".

"Temporary Cash Investments" means any of the following:

(a)    Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b)    Investments in time deposit accounts, certificates of deposit, money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A–" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

(c)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1)    a bank meeting the qualifications described in clause (b) above; or

(2)    any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d)    Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

(e)    direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

(1)    the long-term debt of such state is rated "A-3" or "A–" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

(2)    such obligations mature within 180 days of the date of acquisition thereof; and

(f)    money market funds at least 95% of the assets of which constitute Temporary Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

"Triggering Event" at any time has the meaning set forth in the Intercreditor Agreement.

"12.5% Notes" means the Company's 12.5% Senior Secured Notes Due 2006 issued under the indenture dated as of June 27, 2001, among the Company, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee, and outstanding on February 12, 2003.

"Unrestricted Subsidiary" means:

(a)    any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b)    any Subsidiary of an Unrestricted Subsidiary.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry Delivery and Form

Except as described below, the Exchange Bonds will be initially represented by one or more global bonds ("Global Bonds") in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Bonds for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders of Exchange Bonds may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Exchange Bonds.

Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds.

So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for the purposes of receiving payment on the Exchange Bonds, receiving notices and for all other purposes under the Indenture and the Exchange Bonds. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Bonds in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Bonds under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Bonds or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Bonds is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Bonds only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Bonds as to which such participant or participants has or have been given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Exchange Bonds will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Bonds only if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Bonds or if at any time DTC ceases to be a "clearing agency" registered under the Exchange Act and we thereupon fail to appoint a successor depositary within 90 days of such notice, (ii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of Exchange Bonds in certificated form or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Exchange Bonds. Upon any such exchange, certificated Exchange Bonds in authorized denominations of $1,000 and any integral multiple thereof shall be registered in the names of the beneficial owners of the Global Bonds, which names shall be provided by DTC's relevant participants (as identified by DTC) to the Trustee.

Registration Rights

We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Bonds. The following description of certain material provisions of the registration rights agreement is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Pursuant to the registration rights agreement, we agreed, for the benefit of the holders of the Restricted Bonds, at our cost to:

•	file, no later than 90 days after the date of the original issuance of the Restricted Bonds, a registration statement for Exchange Bonds, secured on a paripassu basis by the same collateral as the Restricted Bonds and with identical terms to the Restricted Bonds except that the Exchange Bonds will not contain terms with respect to transfer restrictions and registration rights and will not provide for the payment of additional interest under the circumstances described below;

•	use our best efforts to cause the exchange offer registration statement to become effective no later than 180 days after the date of the original issuance of the Restricted Bonds and to remain effective until the closing of the exchange offer or so long as necessary to permit the prospectus forming part of the exchange offer registration statement to be used by all persons subject to the prospectus delivery requirements of the Securities Act with respect to resales of the Exchange Bonds; and

•	to initiate the exchange offer, as soon as practicable following the effectiveness of the exchange offer registration statement, and to keep the exchange offer open for not less than 30 days and not more than 45 days (or in each case longer, if required by applicable law) after the commencement of the exchange offer.

Shelf Registration

If :

(1)    we are not permitted to effect the exchange offer because of any change in law or applicable interpretations thereof by the SEC's staff,

(2)    for any other reason the exchange offer registration statement is not declared effective within 180 days after the date of the original issuance of the Restricted Bonds or the exchange offer is not consummated within 210 days after the date of the original issuance of the Restricted Bonds,

(3)     a holder (including an initial purchaser of Restricted Bonds) of Restricted Bonds notifies us following the completion of the exchange offer that the Restricted Bonds held by such holder are not eligible to be exchanged for Exchange Bonds in the exchange offer,

(4)    subject to certain exceptions, certain holders (other than the initial purchasers of Restricted Bonds) of the Restricted Bonds are prohibited by law or the policy of the SEC from participating in the exchange offer or their Exchange Bonds may not be freely transferable other than by reason of such holder being an affiliate of ours, or

(5)    subject to certain exceptions, in the case of any initial purchaser of Restricted Bonds that participates in the exchange offer or acquires Exchange Bonds in certain circumstances, such initial purchaser of Restricted Bonds does not receive freely tradeable Exchange Bonds in exchange for Restricted Bonds constituting any portion of an unsold allotment, then we will:

(1)    promptly file (but in no event more than 30 days after so required or requested) with the SEC, a shelf registration statement on an appropriate form under the Securities Act relating to the offer and sale of the relevant Restricted Bonds, or the Exchange Bonds in certain circumstances, by the holders thereof from time to time;

(2)    use our reasonable best efforts to cause the shelf registration statement to be declared effective;

(3)    subject to certain suspension periods, keep the shelf registration statement continuously effective until the earlier of (a) two years from the effective date of the shelf registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant thereto, (b) the date the securities covered by the shelf registration statement cease to be outstanding or (c) the date on which the securities covered by the shelf registration statement become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act; and

(4)    ensure that any shelf registration statement, including any amendments or supplements and any prospectus forming part thereof, complies in all material respects with the Securities Act and the rules and regulations of the SEC thereunder.

Additional Interest

If: (i) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; (ii) any of such registration statements are not declared effective by the SEC on or prior to the date specified for such effectiveness; (iii) we fail to consummate the exchange offer within 210 days after the date of the original issuance of the Restricted Bonds; (iv) a shelf registration statement, if required, has not been filed on or prior to the 30th day after our obligation to file a shelf registration statement arises; or (v) any required registration statement is filed and declared effective but thereafter ceases to be effective (subject to certain exceptions) (we refer to each such event in clauses (i) through (v) above, as a registration default), then we will be obligated to pay additional interest to each holder of Restricted Bonds that are subject to certain transfer restrictions (as set forth in the registration rights agreement), with respect to the first 90-day period immediately following the occurrence of a registration default, at a rate of 0.25% per annum on the principal amount of the Restricted Bonds that are subject to certain transfer restrictions (as set forth in the registration rights agreement) held by such holder. The amount of additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 0.50% per annum on the principal amount of Restricted Bonds that are subject to transfer restrictions. We are not required to pay additional interest for more than one registration default at any given time. Following the cure of the registration default, the accrual of additional interest will cease.

DESCRIPTION OF COLLATERAL AND INTERCREDITOR ARRANGEMENTS

The following summary of our collateral and intercreditor arrangements is subject to and qualified in its entirety by reference to the detailed provisions of the security and guarantee agreements, the collateral trust and intercreditor agreement and the other agreements relating to the collateral. We urge you to read those agreements and the indenture governing the notes because they, and not this description, define your rights as a holder of the notes. Copies of such agreements are available upon request to us or the initial purchasers. This summary should also be read in conjunction with the "Description of the Exchange Bonds" contained in this prospectus.

Collateral

Our obligations under the Exchange Bonds will be fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by our subsidiaries that from time to time guarantee our obligations under our senior credit facility. Our direct obligations under the Exchange Bonds will not be secured. The subsidiary guarantees will be secured (subject to permitted liens) on a second priority basis by liens on substantially the same assets that secure borrowings under our senior credit facility on a first priority basis (other than cash or cash equivalents securing letter of credit obligations). The second priority liens on the collateral will run in favor of a second priority collateral agent for the benefit of the holders of our second priority debt obligations, including for the holders of the Exchange Bonds, and will be subject to the terms of the collateral trust and intercreditor agreement described below. The second priority liens will be shared equally and ratably (subject to permitted liens) with guarantees of our other second priority debt obligations in the distribution of the collateral, including the holders of our 12.5% senior secured notes, 9½% senior secured notes and 8.125% senior secured notes. We may also incur additional debt that is secured by the collateral on a senior priority basis and second priority basis. We may incur such debt without the consent of the holders of the Exchange Bonds.

The collateral securing guarantees of the senior credit facility and the Exchange Bonds will initially consist primarily of the following assets of the subsidiary guarantors:

•	inventory;

•	accounts receivable (to the extent not included in our off balance-sheet accounts receivable securitization program); and

•	intellectual property.

Exercise of Remedies and Application of Proceeds

All rights against the collateral are subject to the terms and provisions of the collateral trust and intercreditor agreement, among us, the subsidiary guarantors, the senior collateral agent, the second priority collateral trustee, which represents the holders of the 12.5% senior secured notes, the 9½% senior secured notes, the 8.125% senior secured notes and the Exchange Bonds offered hereby, and each other second priority debt representative that becomes a party thereto. Pursuant to the collateral trust and intercreditor agreement, the second priority collateral trustee has the authority to act as the exclusive agent for each of the parties to our second priority obligations, including for holders of the Exchange Bonds, with respect to the enforcement of any remedy against the collateral.

The decision of whether, and to what extent, to exercise remedies against the collateral will be solely at the direction of the then controlling party under the collateral trust and intercreditor agreement. Initially, and for so long as the senior credit facility or any refinancing of the senior credit facility is in effect, the controlling party under the collateral trust and intercreditor agreement will be the senior collateral agent and the lenders under the senior credit facility or any such refinancing that hold, in the aggregate, a majority of the outstanding loans and unused commitments under the senior credit facility (the "majority senior parties"). Following the date on which (i) all obligations under the senior credit facility (including any refinancing) have been paid in full, including any hedging agreements (ii) all lending commitments under the senior credit facility (including any such refinancing) have been terminated, and (iii) there are no outstanding letters of credit under the senior credit facility (including any such refinancing) (the "senior obligation payment date"), the second priority collateral trustee and the trustee or other representatives of the second priority obligations representing a majority of all of our second priority obligations (the "second priority instructing group") will have the exclusive right to exercise any right or remedy with respect to the collateral. The terms of the Exchange Bonds provide that holders of Exchange Bonds are deemed to consent to an amendment to the collateral trust and intercreditor agreement that would extend such control rights to any other first priority debt, so long as any first priority debt obligations are outstanding, prior to the second priority obligations having any right to control actions.

The second priority collateral trustee and the holders of the second priority obligations, including the holders of the Exchange Bonds, will not have any right to initiate or direct the exercise of remedies against the collateral while the senior credit facility (including any refinancing) and possibly other first priority debt exists. As a result, even following an event of default, including a bankruptcy proceeding, under the indenture governing the Exchange Bonds and an acceleration of the debt evidenced by the Exchange Bonds, neither the trustee nor the holders of the Exchange Bonds will have any right or ability to exercise or cause the exercise of remedies against the collateral while the senior credit facility (or any refinancing) or possibly any other first priority obligation exists. During any period after the senior obligation payment date, the controlling party will be the second priority collateral trustee and the second priority instructing group.

If the second priority collateral trustee or any holder of any second priority obligation receives any cash proceeds or other monies in respect of the collateral by exercise of any rights of set-off or otherwise at any time when the senior collateral agent or the majority senior parties would be entitled to direct the exercise of remedies against the collateral, such proceeds or monies are required to be delivered to the senior collateral agent to be applied in accordance with the terms of the collateral trust and intercreditor agreement.

The cash proceeds of any sales of, or collections on, any collateral received upon the exercise of remedies, including pursuant to a bankruptcy proceeding, will be applied pursuant to the collateral trust and intercreditor agreement in the following order of priority:

First, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the senior collateral agent and the second priority collateral trustee, on a pro-rata basis;

Second, to the payment of all obligations under the senior credit facility (including any refinancing);

Third, to the payment of all fees, expenses, reimbursements or indemnifications of the trustee, administrative agent, security agent or similar agent under each second priority obligation, including the Exchange Bonds, our 12.5% senior secured notes, our 9½% senior secured notes, our 8.125% senior secured notes and any additional second priority obligation incurred to refinance a second priority obligation, on a pro-rata basis;

Fourth, to the payment of all second priority obligations, including the Exchange Bonds, our 12.5% senior secured notes, our 9½% senior secured notes, our 8.125% senior secured notes and any additional second priority obligation incurred to refinance a second priority debt obligation, on a pro rata basis; and

Fifth, to us and the subsidiary guarantors or to whomever else may be lawfully entitled to receive the proceeds.

The terms of the Exchange Bonds provide that, without limiting the restrictions in the indenture governing the Exchange Bonds, holders of Exchange Bonds are deemed to consent to any amendment to the collateral trust and intercreditor agreement approved by the senior credit facility lenders that would change the amount, or any restrictions on the terms, of debt that may be secured by liens on the collateral.

Releases of Collateral

The majority of the senior secured parties may release the first priority lien on any collateral, in whole or in part, by giving written instructions to the senior collateral agent. Notwithstanding the foregoing, the release of substantially all of the collateral securing the secured obligations under the senior credit facility requires the written consent of all the senior secured parties.

The second priority lien on any collateral may also, at any time, be released in part by the second priority collateral trustee pursuant to written instructions of the second priority instructing group. Notwithstanding the foregoing, the release of all or substantially all of the collateral securing the second priority obligations requires the consent of all of the parties to the second priority debt obligations, including the consent of the holders of the Exchange Bonds. If the lenders under the senior credit facility at any time release the first priority liens on collateral, in whole or in part, securing our obligations under the senior credit facility, then, under the terms of the indenture, the indenture for the 9½% senior secured notes and the indenture for the 8.125% senior secured notes, the holders of the Exchange Bonds, the 9½% senior secured notes and the 8.125% senior secured notes will be deemed to have given approval (including for purposes of determining actions of the second priority instructing group) for the release of the liens securing the second priority debt, so long as (i) no lien securing any indebtedness remains on such collateral, and (ii) after giving effect to any release of the second priority lien on such collateral, at least $500.0 million aggregate principal amount of indebtedness remains outstanding under the senior credit facility.

The collateral trust and intercreditor agreement provides that in the event of a sale, transfer or other disposition of collateral following certain events of default under the senior debt documents or the second priority debt documents, any security interest or lien of the second priority debt parties in such collateral (but not the proceeds thereof to the extent that such proceeds are to be applied to second priority debt obligations) will terminate and be released automatically and without further action if the senior lien in such collateral is released. In addition, the collateral trust and intercreditor agreement, the senior credit facility, the indenture governing the Exchange Bonds and the other agreements governing the first priority and second priority liens permit us to dispose of the collateral, with a corresponding release of the lien on the collateral, to the extent permitted by the senior debt documents and the second priority debt documents. As a result, a disposition that does not violate the asset disposition covenant in the indenture governing the Exchange Bonds may result in a release of the lien on those assets without the consent of the senior secured parties or the parties to the second priority debt obligations. See "Description of the Exchange Bonds—Security for Subsidiary Guarantees" for certain other circumstances under which liens on the collateral securing guarantees of the Exchange Bonds may be released, including without the consent of holders of Exchange Bonds. Currently permitted dispositions pursuant to the senior debt documents and other second priority debt documents, any of which may be amended without the consent of holders of Exchange Bonds, include:

•	dispositions of inventory at retail, cash, cash equivalents and other cash managing investments and obsolete, unused, uneconomic or unnecessary equipment, in each case in the ordinary course of business;

•	certain sales of overdue accounts;

•	sales or transfers of accounts receivables pursuant to our accounts receivable securitization program; and

•	other sales or dispositions of real or personal property in the ordinary course of business, consistent with past practice and consistent with our five year business plan previously submitted to our lenders under the senior credit facility; provided that the aggregate consideration received for such sales and dispositions do not exceed $75.0 million in any fiscal year.

Any remaining proceeds from any permitted collateral disposition will be allocated to the repurchase of our second priority debt obligations required to be repurchased with the proceeds of a senior collateral disposition, on a basis that may result in the 12.5% senior secured notes receiving more than a pro rata allocation. Our 12.5% senior secured notes include a provision that requires that any remaining proceeds from the sale of collateral allocated to the 12.5% senior secured notes, after the required prepayment under the senior credit facility are made, be used to repurchase the 12.5% senior secured notes at 100% of the principal amount of such notes on a pro rata basis. Any excess proceeds remaining after the respective noteholders have been given the opportunity to tender their notes will be used to purchase these notes in the open market and otherwise deposited in an account for the benefit of the 12.5% senior secured notes. The 12.5% senior secured notes will be secured by a first priority security interest in their account. The terms of the 9½% senior secured notes and 8.125% senior secured notes take such proceeds into account for purposes of making an asset sale proceeds offer for the 9½% senior secured notes and 8.125% senior secured notes, but do not provide for proceeds to be deposited or held for the benefit of 9½% senior secured notes or the 8.125% senior secured notes. Although the terms of the Exchange Bonds would take such proceeds into account for purposes of making an asset sale proceeds offer for Exchange Bonds (to the extent not inconsistent with the terms of such other second priority debt), the Exchange Bonds do not provide for proceeds to be deposited or held for the benefit of the Exchange Bonds. In the event allocating a portion of such proceeds to the Exchange Bonds is inconsistent with such other second priority debt, all or a portion of such proceeds may not be taken into account with respect to the Exchange Bonds, even if they are taken into account for the 9½% senior secured notes or the 8.125% senior secured notes.

Amendment to Collateral Documents

The majority senior parties and second priority instructing group may amend, supplement or waive any provision of the collateral trust and intercreditor agreement unless:

•	it requires our consent or increases our or any subsidiary guarantor's obligations or reduces our or any subsidiary guarantor's rights;

•	it requires the consent of the second priority collateral trustee or increases the obligations or reduces the rights of the second priority collateral trustee; or

•	it requires the consent of a particular second priority representative or it adversely affects the rights of the senior secured parties or the second priority debt parties under the senior credit facility or one of the second priority facilities.

In any of the above cases, the party whose consent is required or which is adversely affected must give their consent. The terms of the Exchange Bonds and the terms of the 9½% senior secured notes and the 8.125% senior secured notes deem the holders of Exchange Bonds, 9½% senior secured notes and 8.125% senior secured notes, respectively, to have consented (including for purposes of determining actions of the second priority instructing group) to various amendments, which could be adverse to holders of Exchange Bonds, being made to the second priority collateral documents, including the collateral trust and intercreditor agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the anticipated material United States federal income tax consequences of the exchange offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under United States federal income tax laws (such as financial institutions, broker dealers, insurance companies, expatriates, tax-exempt organizations, or persons that are, or hold their bonds through, partnerships or other pass-through entities), or to persons who hold the Exchange Bonds as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. This summary deals only with persons who hold the Exchange Bonds as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No opinion of counsel or IRS ruling has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders should consult their tax advisors as to the particular United States federal tax consequences to them of the offer, as well as the effects of state, local and non-United States tax laws.

The exchange of Exchange Bonds for Restricted Bonds pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the Exchange Bonds received by a holder will be treated as a continuation of the Restricted Bonds in the hands of such holder. Accordingly, the exchanging holder will have the same tax basis, holding period and interest income in respect of the Exchange Bonds as it would have had in respect of the Restricted Bonds surrendered in the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Bonds received in exchange for Restricted Bonds where such Restricted Bonds were acquired as a result of market-making activities or other trading activities. We and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2005, all dealers effecting transactions in the Exchange Bonds may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of Exchange Bonds by broker-dealers. Exchange Bonds received by broker-dealers for their own account pursuant to the Registered Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Bonds. Any broker-dealer that resells Exchange Bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Bonds and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of one year after the expiration date, we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We and the subsidiary guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Restricted Bonds) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Restricted Bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Bonds, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

The validity of the Exchange Bonds offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and the related financial statement schedule, as of
February 28, 2004 and March 1, 2003, and for each of the three years in the period ended February 28, 2004 incorporated by reference in this prospectus by reference from our Annual Report on Form 10-K/A for the fiscal year ended February 28, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 21, and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" effective March 2, 2003, the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended, effective March 4, 2001 and the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective March 3, 2002).

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports that the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Investor Relations
(717) 761-2633
(717) 760-7867 (facsimile)

We also make available on our website (www.riteaid.com), free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as soon as practical after we file these reports with the SEC.

Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "RAD." You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014.

We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the new notes remain outstanding, we will file with the SEC (unless the SEC will not accept such a filing, in which case we will provide to holders of new notes) (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports, which would include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (2) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

In order to obtain timely delivery, you must request the information no later than                    , 2005, which is five business days before the expiration date of this exchange offer.

INCORPORATION BY REFERENCE

We are incorporating by reference certain information that we file with the SEC under the informational requirements of the Exchange Act. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus. We are incorporating by reference:

•	our Annual Report on Form 10-K for the fiscal year ended February 28, 2004, as amended, which we filed with the SEC on April 6, 2005;

•	our proxy statement on Schedule 14A, which we filed with the SEC on May 21, 2004; and

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 29, 2004, as amended, which we filed with the SEC on April 6, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended August 28, 2004, as amended, which we filed with the SEC on April 6, 2005;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended November 27, 2004, as amended, which we filed with the SEC on April 6, 2005; and

•	our current reports on Form 8-K, which we filed with the SEC on August 20, 2004, October 8, 2004, January 4, 2005, January 5, 2005, January 13, 2005, February 1, 2005, February 2, 2005, March 18, 2005 and April 8, 2005.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption "Available Information."

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Offer to Exchange
$200,000,000 Aggregate Principal Amount of
7½% Senior Secured Notes due 2015
that have been registered under
the Securities Act of 1933,
and are Fully and Unconditionally Guaranteed
by the Subsidiary Guarantors Listed
on Page ii of this Prospectus
for
Outstanding 7½% Senior Secured Notes due 2015

of

RITE AID CORPORATION

Prospectus

Dated                                      , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Under the Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonable entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article Tenth of our Certificate of Incorporation and Article VIII of our By-laws provide for the indemnification of our directors and officers as authorized by Section 145 of the DGCL.

The directors and officers of us and our subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by us.

Item 21.    Exhibits and Financial Statement Schedules.

Index of Exhibits

Exhibit Numbers	Description	Incorporation by Reference to
4.1	Indenture, dated as of January 11, 2005, among Rite Aid Corporation, certain subsidiaries of Rite Aid Corporation named therein, as guarantors, and BNY Midwest Trust Company, as trustee	Exhibit 99.2 to Current Report of Form 8-K filed on January 13, 2005
4.2	Registration Rights Agreement, dated as of January 11, 2005, by and among Rite Aid Corporation, certain subsidiaries of Rite Aid Corporation named therein, as guarantors, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as initial purchasers	Exhibit 99.1 to Current Report of Form 8-K filed on January 13, 2005
4.3	Indenture dated August 1, 1993 by and between Rite Aid Corporation, as issuer, and Morgan Guaranty Trust Company of New York, as trustee, related to the Company's 6.70% Notes due 2001, 7.125% Notes due 2007, 7.70% Notes due 2027, 7.625% Notes due 2005 and 6.875% Notes due 2013	Exhibit 4A to Registration Statement on Form S–3, File No. 333–63794, filed on June 3, 1993
4.4	Supplemental Indenture dated as of February 3, 2000, between Rite Aid Corporation, as issuer, and U.S. Bank Trust National Association, to the Indenture dated as of August 1, 1993 and Morgan Guaranty Trust Company of New York, relating to the Company's 6.70% Notes due 2001, 7.125% Notes due 2007, 7.70% Notes due 2027, 7.625% Notes due 2005 and 6.875% Notes due 2013	Exhibit 4.1 to Form 8–K, filed on February 7, 2000
4.5	Indenture dated as of December 21, 1998, between Rite Aid Corporation, as issuer, and Harris Trust and Savings Bank, as trustee, related to the Company's 5.50% Notes due 2000, 6% Notes due 2005, 6.125% Notes due 2008 and 6.875% Notes due 2028	Exhibit 4.1 to Registration Statement on Form S-4, File No. 333-74751, filed on March 19, 1999
4.6	Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation and Harris Trust and Savings Bank, to the Indenture dated December 21, 1998, between Rite Aid Corporation and Harris Trust and Savings bank, related to the Company's 5.50% Notes due 2000, 6% Notes due 2005, 6.125% Notes due 2008 and 6.875% Notes due 2028	Exhibit 4.4 to Form 8-K, filed on February 7, 2000
4.7	Indenture, dated as of June 27, 2001, between Rite Aid Corporation, as issuer, and State Street Bank and Trust Company, as trustee, related to the Company's 12.50% Senior Secured Notes due 2006	Exhibit 4.7 to Registration on Form S-1, File No. 333-64950, filed on July 12, 2001
4.8	Indenture, dated as of June 27, 2001, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 11¼% Senior Notes due 2008	Exhibit 4.8 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001

Exhibit Numbers	Description	Incorporation by Reference to
4.9	Indenture, dated as of November 19, 2001, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 4.75% Convertible Notes due December 1, 2006	Exhibit 4.3 to Form 10Q, filed on January 15, 2002
4.10	Indenture, dated as of February 12, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 9½% Senior Secured Notes due 2011	Exhibit 4.1 to Form 8-K, filed on March 5, 2003
4.11	Indenture, dated as of April 22, 2003, between Rite Aid Corporation, as issuer, the Subsidiary Guarantors named therein, and BNY Midwest Trust Company, as trustee, related to the Company's 8.125% Senior Secured Notes due 2010	Exhibit 4.11 to Form 10-K, filed on May 2, 2003
4.12	Indenture, dated as of May 20, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 9.25% Senior Notes due 2013	Exhibit 4.12 to Form 10-Q, filed on July 3, 2003
5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	To be filed by amendment
12	Computation of Ratio of Earnings to Fixed Charges	Included in the Registration Statement
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP	To be filed by amendment
24	Power of Attorney	Included in the signature page hereto
25	Statement of Eligibility of Trustee	To be filed by amendment
99.1	Form of Letter to Clients	To be filed by amendment
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees filed herewith	To be filed by amendment

Item 22.    Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camp Hill, Commonwealth of Pennsylvania, on April 7, 2005.

RITE AID CORPORATION
By: /s/ Mary F. Sammons Name: Mary F. Sammons Title: President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Robert B. Sari and Kevin Twomey, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert G. Miller	Chairman of the Board	April 7, 2005

Robert G. Miller

/s/ Mary F. Sammons	President, Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2005

Mary F. Sammons

/s/ John T. Standley	Chief Administrative and Financial Officer and Senior Executive Vice President (Principal Financial Officer)	April 7, 2005

John T. Standley

/s/ Robert B. Sari	Senior Vice President, General Counsel and Secretary	April 7, 2005

Robert B. Sari

/s/ Kevin Twomey	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	April 7, 2005

Kevin Twomey

/s/ John G. Danhakl	Director	April 7, 2005

John G. Danhakl

/s/ Michael A. Friedman, M.D.	Director	April 7, 2005

Michael A. Friedman, M.D.

/s/ Alfred M. Gleason	Director	April 7, 2005

Alfred M. Gleason

Signature	Title	Date

/s/ George G. Golleher	Director	April 7, 2005

George G. Golleher

/s/ Colin V. Reed	Director	April 7, 2005

Colin V. Reed

/s/ Stuart M. Sloan	Director	April 7, 2005

Stuart M. Sloan

/s/ Jonathan D. Sokoloff	Director	April 7, 2005

Jonathan D. Sokoloff

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camp Hill, Commonwealth of Pennsylvania, on April 7, 2005.

112 BURLEIGH AVENUE NORFOLK, LLC
1515 WEST STATE STREET BOISE, IDAHO, L.L.C.
NAME RITE L.L.C.
TYLER AND SANDERS ROADS, BIRMINGHAM– ALABAMA, LLC
1740 ASSOCIATES, L.L.C.
NORTHLINE & DIX–TOLEDO–SOUTHGATE, LLC
PAW PAW LAKE ROAD & PAW PAW AVENUE COLOMA, MICHIGAN, LLC
RITE AID SERVICES, L.L.C.
SEVEN MILE AND EVERGREEN–DETROIT, LLC
CENTRAL AVENUE AND MAIN STREET–PETAL, MS, LLC
STATE & FORTIFICATION STREETS-JACKSON, MISSISSIPPI, LLC
ANN & GOVERNMENT STREETS–MOBILE, ALABAMA, LLC
FAIRGROUND, L.L.C.
764 SOUTH BROADWAY–GENEVA, OHIO, LLC
EIGHTH AND WATER STREETS–URICHSVILLE, OHIO, LLC
GETTYSBURG AND HOOVER–DAYTON, OHIO, LLC
MAYFIELD & CHILLICOTHE ROADS-CHESTERLAND, LLC
MUNSON & ANDREWS, LLC
STATE STREET AND HILL ROAD–GERARD, OHIO, LLC
SILVER SPRINGS ROAD–BALTIMORE, MARYLAND/ ONE, LLC
SILVER SPRINGS ROAD–BALTIMORE, MARYLAND/ TWO, LLC

By: /s/ Robert B. Sari Name: Robert B. Sari Title: Vice President

Each person whose signature appears below hereby constitutes and appoints Robert B. Sari and Kevin Twomey, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Twomey	President (Principal Executive Officer)	April 7, 2005

Kevin Twomey

/s/ John T. Standley	Chief Financial Officer and Manager (Principal Financial Officer)	April 7, 2005

John T. Standley

/s/ Christopher S. Hall	Manager	April 7, 2005

Christopher S. Hall

/s/ Robert B. Sari	Manager	April 7, 2005

Robert B. Sari

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camp Hill, Commonwealth of Pennsylvania, on April 7, 2005.

RITE AID HDQTRS. CORP.
RITE AID OF ALABAMA, INC.
RITE AID OF CONNECTICUT, INC.
RITE AID OF DELAWARE, INC.
RITE AID OF FLORIDA, INC.
RITE AID GEORGIA, INC.
RITE AID OF ILLINOIS, INC.
RITE AID OF INDIANA, INC.
RITE AID OF KENTUCKY, INC.
RITE AID OF MARYLAND, INC.
RITE AID OF MASSACHUSETTS, INC.
RITE AID OF NEW HAMPSHIRE, INC.
RITE AID OF NEW JERSEY, INC.
RITE AID OF NORTH CAROLINA, INC.
RITE AID OF PENNSYLVANIA, INC.
RITE AID OF SOUTH CAROLINA, INC.
RITE AID OF TENNESSEE, INC.
RITE AID OF VIRGINIA, INC.
RITE AID OF WASHINGTON, D.C., INC.
EAGLE MANAGED CARE CORP.
GDF, INC.
HARCO, INC.
KEYSTONE CENTERS, INC.
RITE AID DRUG PALACE, INC.
RITE AID ROME DISTRIBUTION CENTER, INC.
RITE AID TRANSPORT, INC.
3581 CARTER HILL ROAD–MONTGOMERY CORP.
4042 WARRENSVILLE CENTER ROAD WARRENSVILLE OHIO, INC.
5277 ASSOCIATES, INC.
537 ELM STREET CORP.
5600 SUPERIOR PROPERTIES, INC.
657-659 BROAD ST. CORP.
BROADVIEW AND WALLINGS–BROADVIEW HEIGHTS OHIO, INC.
ENGLAND STREET–ASHELAND CORPORATION
LAKEHURST AND BROADWAY CORPORATION
PATTON DRIVE AND NAVY BOULEVARD PROPERTY CORPORATION
RITE FUND, INC.
THE MUIR COMPANY
VIRGINIA CORPORATION
K&B, INCORPORATED
K&B ALABAMA CORPORATION

K&B LOUISIANA CORPORATION
K&B MISSISSIPPI CORPORATION
K&B SERVICES, INCORPORATED
K&B TENNESSEE CORPORATION
K&B TEXAS CORPORATION
THRIFTY CORPORATION
RITE AID REALTY CORP.
PERRY DISTRIBUTORS, INC.
APEX DRUG STORES, INC.
PDS–1 MICHIGAN, INC.
RDS DETROIT, INC.
PERRY DRUG STORES, INC.
RAM–UTICA, INC.
READ'S INC.
RITE AID OF MICHIGAN, INC.
RITE AID OF NEW YORK, INC.
RITE INVESTMENTS CORP.
RX CHOICE, INC.

By: /s/ Robert B. Sari Name: Robert B. Sari Title: Vice President

Each person whose signature appears below hereby constitutes and appoints Robert B. Sari and Kevin Twomey, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Twomey	President (Principal Executive Officer)	April 7, 2005

Kevin Twomey

/s/ John T. Standley	Chief Financial Officer and Director (Principal Financial Officer)	April 7, 2005

John T. Standley

/s/ Christopher S. Hall	Director	April 7, 2005

Christopher S. Hall

/s/ Robert B. Sari	Director	April 7, 2005

Robert B. Sari

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camp Hill, Commonwealth of Pennsylvania, on April 7, 2005.

RITE AID OF OHIO, INC.
RITE AID OF MAINE, INC.
RITE AID OF WEST VIRGINIA, INC.
THE LANE DRUG COMPANY

By: /s/ Robert B. Sari Name: Robert B. Sari Title: Vice President

Each person whose signature appears below hereby constitutes and appoints Robert B. Sari and Kevin Twomey, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher S. Hall	President and Director (Principal Executive Officer)	April 7, 2005

Christopher S. Hall

/s/ Kevin Twomey	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 7, 2005

Kevin Twomey

/s/ I. Lawrence Gelman	Director	April 7, 2005

I. Lawrence Gelman

/s/ Robert B. Sari	Director	April 7, 2005

Robert B. Sari

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camp Hill, Commonwealth of Pennsylvania, on April 7, 2005.

THRIFTY PAYLESS, INC.
By: /s/ I. Lawrence Gelman Name: I. Lawrence Gelman Title: Vice President

Each person whose signature appears below hereby constitutes and appoints Robert B. Sari and Kevin Twomey, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Dated

/s/ Charles R. Kibler	President and Director (Principal Executive Officer)	April 7, 2005

Charles R. Kibler

/s/ I. Lawrence Gelman	Vice President, Secretary and Director (Principal Financial Officer)	April 7, 2005

I. Lawrence Gelman

/s/ James E. Krahulec	Director	April 7, 2005

James E. Krahulec

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camp Hill, Commonwealth of Pennsylvania, on April 7, 2005.

RITE AID OF VERMONT, INC.
By: /s/ Robert B. Sari Name: Robert B. Sari Title: Vice President

Each person whose signature appears below hereby constitutes and appoints Robert B. Sari and Kevin Twomey, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Twomey	President (Principal Executive Officer)	April 7, 2005

Kevin Twomey

/s/ John T. Standley	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 7, 2005

John T. Standley

/s/ Maureen Orzell	Director	April 7, 2005

Maureen Orzell

/s/ Steven Lawson	Director	April 7, 2005

Steven Lawson

/s/ Robert B. Sari	Director	April 7, 2005

Robert B. Sari

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camp Hill, Commonwealth of Pennsylvania, on April 7, 2005.

RITE AID HDQTRS FUNDING, INC.
By: /s/ Robert B. Sari Name: Robert B. Sari Title: Vice President

Each person whose signature appears below hereby constitutes and appoints Robert B. Sari and Kevin Twomey, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert B. Sari	Director	April 7, 2005

Robert B. Sari

/s/ John T. Standley	Director	April 7, 2005

John T. Standley

/s/ Kevin Twomey	Director	April 7, 2005

Kevin Twomey

EXHIBIT INDEX

Index of Exhibits

Exhibit Numbers	Description	Incorporation by Reference to
4.1	Indenture, dated as of January 11, 2005, among Rite Aid Corporation, certain subsidiaries of Rite Aid Corporation named therein, as guarantors, and BNY Midwest Trust Company, as trustee	Exhibit 99.2 to Current Report of Form 8-K filed on January 13, 2005
4.2	Registration Rights Agreement, dated as of January 11, 2005, by and among Rite Aid Corporation, certain subsidiaries of Rite Aid Corporation named therein, as guarantors, and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as initial purchasers	Exhibit 99.1 to Current Report of Form 8-K filed on January 13, 2005
4.3	Indenture dated August 1, 1993 by and between Rite Aid Corporation, as issuer, and Morgan Guaranty Trust Company of New York, as trustee, related to the Company's 6.70% Notes due 2001, 7.125% Notes due 2007, 7.70% Notes due 2027, 7.625% Notes due 2005 and 6.875% Notes due 2013	Exhibit 4A to Registration Statement on Form S-3, File No. 333-63794, filed on June 3, 1993
4.4	Supplemental Indenture dated as of February 3, 2000, between Rite Aid Corporation, as issuer, and U.S. Bank Trust National Association, to the Indenture dated as of August 1, 1993 and Morgan Guaranty Trust Company of New York, relating to the Company's 6.70% Notes due 2001, 7.125% Notes due 2007, 7.70% Notes due 2027, 7.625% Notes due 2005 and 6.875% Notes due 2013	Exhibit 4.1 to Form 8-K, filed on February 7, 2000
4.5	Indenture dated as of December 21, 1998, between Rite Aid Corporation, as issuer, and Harris Trust and Savings Bank, as trustee, related to the Company's 5.50% Notes due 2000, 6% Notes due 2005, 6.125% Notes due 2008 and 6.875% Notes due 2028	Exhibit 4.1 to Registration Statement on Form S-4, File No. 333-74751, filed on March 19, 1999
4.6	Supplemental Indenture, dated as of February 3, 2000, between Rite Aid Corporation and Harris Trust and Savings Bank, to the Indenture dated December 21, 1998, between Rite Aid Corporation and Harris Trust and Savings bank, related to the Company's 5.50% Notes due 2000, 6% Notes due 2005, 6.125% Notes due 2008 and 6.875% Notes due 2028	Exhibit 4.4 to Form 8-K, filed on February 7, 2000
4.7	Indenture, dated as of June 27, 2001, between Rite Aid Corporation, as issuer, and State Street Bank and Trust Company, as trustee, related to the Company's 12.50% Senior Secured Notes due 2006	Exhibit 4.7 to Registration on Form S-1, File No. 333-64950, filed on July 12, 2001
4.8	Indenture, dated as of June 27, 2001, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 11¼% Senior Notes due 2008	Exhibit 4.8 to Registration Statement on Form S-1, File No. 333-64950, filed on July 12, 2001
4.9	Indenture, dated as of November 19, 2001, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 4.75% Convertible Notes due December 1, 2006	Exhibit 4.3 to Form 10Q, filed on January 15, 2002

Exhibit Numbers	Description	Incorporation by Reference to
4.10	Indenture, dated as of February 12, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 9½% Senior Secured Notes due 2011	Exhibit 4.1 to Form 8-K, filed on March 5, 2003
4.11	Indenture, dated as of April 22, 2003, between Rite Aid Corporation, as issuer, the Subsidiary Guarantors named therein, and BNY Midwest Trust Company, as trustee, related to the Company's 8.125%% Senior Secured Notes due 2010	Exhibit 4.11 to Form 10-K, filed on May 2, 2003
4.12	Indenture, dated as of May 20, 2003, between Rite Aid Corporation, as issuer, and BNY Midwest Trust Company, as trustee, related to the Company's 9.25%% Senior Notes due 2013	Exhibit 4.12 to Form 10-Q, filed on July 3, 2003
5	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP	To be filed by amendment
12	Computation of Ratio of Earnings to Fixed Charges	Included in the Registration Statement
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP	To be filed by amendment
24	Power of Attorney	Included in the signature page hereto
25	Statement of Eligibility of Trustee	To be filed by amendment
99.1	Form of Letter to Clients	To be filed by amendment
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees filed herewith	To be filed by amendment